Exhibit 2.1

EQUITY PURCHASE AGREEMENT

H ENTERPRISES INTERNATIONAL, LLC,

as Seller,

and

CROWN CRAFTS, INC.

as Purchaser

DATED AS OF MARCH 17, 2023

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APPENDIX:

Appendix A         -         Definitions

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of March 17, 2023 (the “Effective Date”), is between H Enterprises International, LLC, a Delaware limited liability company (“Seller”), and Crown Crafts, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, as of the Effective Date, Seller owns all of the issued and outstanding membership interests (the “Purchased Interests”) of Manhattan Group, LLC, a Wyoming limited liability company (the “Company”) and the Company owns all of the issued and outstanding equity interests in Manhattan Toy Europe Limited, a United Kingdom limited company (“MTE” and, together with the Company, each, a “Company Entity” and, collectively, the “Company Entities”); and

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, all of the Purchased Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1    Defined Terms. In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Appendix A.

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1    Purchase and Sale. Upon the terms of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Purchased Interests, free and clear of all Liens.

Section 2.2    Purchase Price. The aggregate purchase price to be paid by Purchaser for the Purchased Interests shall equal Seventeen Million Dollars ($17,000,000), as adjusted pursuant to the Aggregate Adjustment as finally determined pursuant to and at the time provided under Section 2.4 and the Accounts Receivable Shortfall pursuant to and at the time provided in Section 2.7 (the “Purchase Price”). The portion of the Purchase Price payable to Seller at the Closing shall be determined pursuant to Section 2.3(b).

Section 2.3    Closing Estimates; Closing Date Payment; Escrow.

(a)    The Parties acknowledge that Seller has prepared and delivered to Purchaser, at least two (2) days prior to the estimated Closing Date: (i) a statement (the “Estimated Closing Statement”) containing Seller’s good faith estimate of the Estimated Net Working Capital Adjustment, the Estimated Cash and Cash Equivalents, the Estimated Debt, the Estimated Transaction Fees and Expenses and the Estimated Aggregate Adjustment prepared in accordance with the Applicable Accounting Principles and the terms of this Agreement, together with reasonably supporting documentation of such estimate; and (ii) an itemized list of, and related aging information with respect to, all accounts receivable of the Company Entities arising from or related to the Business.

(b)    At the Closing, Purchaser shall pay by wire transfer of immediately available funds:

(i)    to Seller, an aggregate amount (the “Closing Date Payment”) equal to: (A) the Purchase Price; plus (B) the Estimated Cash and Cash Equivalents; plus (C) the Estimated Net Working Capital Adjustment; minus (D) the Indemnification Escrow Amount and the Accounts Receivable Escrow Amount; minus (E) the amount of outstanding Debt as of the Closing Date; minus (F) the Transaction Fees and Expenses, which, in the case of subsections (D), (E) and (F), are as set forth in the Funds Flow Memorandum;

(ii)    to the account designated by the Escrow Agent, the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) (the “Indemnification Escrow Amount”) as further provided in Section 2.5;

(iii)    to the account designated by the Escrow Agent, an amount equal to 20% of the Accounts Receivable included in the Estimated Net Working Capital (the “Accounts Receivable Escrow Amount”) as further provided in Section 2.5;

(iv)    to the intended beneficiaries thereof (as identified in the Payoff Letters and, in the case of Transaction Fees and Expenses, by invoices in respect thereof), the Debt for which Payoff Letters have been delivered pursuant to Section 2.6 and the Transaction Fees and Expenses for which invoices have been delivered pursuant to Section 2.6 to be paid at Closing. The portion of the Transaction Fees and Expenses to be paid pursuant to the Retention Agreements shall not be paid at the Closing, but shall be paid in accordance with the terms of the Retention Agreements.

The Parties acknowledge that Seller has prepared and delivered to Purchaser, at least two (2) Business Days prior to the estimated Closing Date, a flow of funds (the “Funds Flow Memorandum”) setting forth the amounts to be paid pursuant to this Section 2.3(b) along with the payees thereof and the wire instructions therefor.

Section 2.4    Post-Closing Purchase Price Reconciliation.

(a)    As soon as practicable, but in any case within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller a closing statement (the “Closing Statement”), setting forth Purchaser’s good faith calculation of the Aggregate Adjustment and setting forth the amount that would be owed by Purchaser or Seller after comparing the calculation of: (i) the Net Working Capital Adjustment to the Estimated Net Working Capital Adjustment; (ii) the Cash and Cash Equivalents to the Estimated Cash and Cash Equivalents; (iii) the Closing Debt to the Estimated Debt; and (iv) the Closing Transaction Fees and Expenses to the Estimated Transaction Fees and Expenses, in each case, together with reasonably detailed supporting information. Purchaser shall prepare the Closing Statement and the Aggregate Adjustment in accordance with the Applicable Accounting Principles and the terms of this Agreement. For the purpose of preparing the Closing Statement, identification of the Company Entities’ inventory as of the Effective Time shall be determined based upon a physical inventory count jointly conducted by Purchaser and the Company Entities immediately prior to the Closing (which physical inventory shall be valued in accordance with the Company’s past practices).

(b)    Seller shall have forty-five (45) days from the date of its receipt of the Closing Statement to review the Closing Statement as to the calculation and amount of the Aggregate Adjustment reflected thereon. Purchaser shall provide to Seller and its Representatives reasonable access to all work papers, documentation and data prepared or used by Purchaser and its Representatives in connection with the preparation of the Closing Statement and Purchaser’s proposed calculation of the Aggregate Adjustment, provided that any work papers, documentation and data prepared by any certified public accountants shall be made available subject to Seller’s execution and delivery of a non-reliance, release or other agreement required by the certified public accountants preparing such papers, documentation or data. If Seller disputes any amounts shown on the Closing Statement, then Seller must give to Purchaser, prior to the expiration of such thirty (30)-day review period, a written notice (a “Dispute Notice”) setting forth Seller’s calculation of the Aggregate Adjustment and describing in reasonable detail the basis (including for each component of the Aggregate Adjustment, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Seller does not deliver a Dispute Notice that contains Seller’s calculation of the Aggregate Adjustment to Purchaser within such thirty (30)-day period, then the Closing Statement (and the determination of the Aggregate Adjustment therein) prepared and delivered by Purchaser shall be deemed to be the final Closing Statement, the final Closing Date Net Working Capital, the final Cash and Cash Equivalents, the final Closing Debt and the final Closing Transaction Fees and Expenses. Any component not disputed in the Dispute Notice will be deemed to have been accepted by Seller and shall be treated as final, conclusive and binding. If Seller delivers a timely Dispute Notice in accordance with the foregoing, Purchaser and Seller shall negotiate in good faith to resolve such dispute. Seller will provide Purchaser and its Representatives’ reasonable access upon reasonable prior notice to all work papers, documentation and data prepared or used by Seller in the preparation of Seller’s proposed calculation of the Aggregate Adjustment reasonably requested by Purchaser.

(c)    If Purchaser and Seller are unable to agree in writing on the resolution of all items disputed in a Dispute Notice pursuant to subsection (b) above within twenty (20) days following Purchaser’s receipt of the Dispute Notice, then the unresolved disputed items will be referred for final binding resolution to the Accounting Arbitrator. The Accounting Arbitrator’s function shall be to review only those specific components set forth on the Closing Statement and Dispute Notice that Purchaser and Seller were not able to resolve and that remain in dispute and to resolve the dispute with respect to such specific components solely in accordance with the terms of this Agreement. The Accounting Arbitrator shall resolve such differences under this Section 2.4 pursuant to an engagement agreement among Purchaser, Seller and the Accounting Arbitrator in accordance with the terms of this Section 2.4 (which Purchaser and Seller agree to execute promptly), in the manner provided below. Each such Party shall be deemed to have executed such engagement agreement if it fails to do so or provide reasonable proposed changes to such agreement within twenty (20) days of receiving a draft thereof. The Accounting Arbitrator shall determine, based solely on presentations by Purchaser and Seller and their respective Representatives, and not by independent review, only those issues in dispute and shall render a written report as to the Accounting Arbitrator’s determination on the dispute. In resolving any disputed item, the Accounting Arbitrator: (i) shall be bound by the provisions of this Agreement; and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by Purchaser in its presentation to the Accounting Arbitrator or claimed by Seller in its presentation to the Accounting Arbitrator or less than the smallest value for such item claimed by Purchaser in its presentation to the Accounting Arbitrator or claimed by Seller in its presentation to the Accounting Arbitrator (which cannot be less than the smallest value for such item in the Dispute Notice). The Accounting Arbitrator may not award the Parties in the aggregate more than the amount in dispute. The Accounting Arbitrator shall, with respect to all disputed items submitted to it, render its written decision within thirty (30) days of submission or as soon as practicable thereafter, and shall send copies of such written decision to Purchaser and Seller. The fees and expenses of the Accounting Arbitrator shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser. The amount of the Final Adjustment Amount (as agreed upon by Purchaser and Seller or as finally determined by the Accounting Arbitrator pursuant to this Section 2.4(c), as the case may be) shall be considered final and binding, absent manifest error. Without limiting the generality of the foregoing, Purchaser and Seller agree to be bound by all such determinations made pursuant to this Section 2.4, including all resolutions of disputed items determined by agreement of Purchaser and Seller.

(d)    Within five (5) Business Days of the date on which all disputed items on the Closing Statement required to determine the Final Adjustment Amount are finally determined by the Accounting Arbitrator or agreed upon by Purchaser and Seller, as applicable, Purchaser or Seller, as applicable, shall make the following payments. If the Purchase Price as adjusted by the Final Adjustment Amount is greater than the Purchase Price as adjusted by the Estimated Aggregate Adjustment, then Purchaser shall pay to Seller such excess by wire transfer of immediately available funds. If the Purchase Price as adjusted by the Final Adjustment Amount is less than the Purchased Price as adjusted by the Estimated Aggregate Adjustment, then Seller shall pay to Purchaser the amount of such shortfall by wire transfer of immediately available funds.

(e)    Any amount paid pursuant to this Section 2.4 will be treated as an adjustment to the Purchase Price for all purposes (including Tax purposes), unless a contrary treatment is required by applicable Law.

(f)    Any amount payable pursuant to this Section 2.4 shall accrue interest from and including the Closing Date through and including the date such payment has been made at a rate per annum equal to the Applicable Rate. Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed, without compounding. Such interest shall be payable at the same time as the payment to which it relates.

Section 2.5    Escrow.

(a)    Purchaser and Seller shall enter into an escrow agreement in the form agreed to by the parties (the “Escrow Agreement”), dated as of the Closing Date, pursuant to which US Bank, National Association, as escrow agent (the “Escrow Agent”) shall agree to hold the Indemnification Escrow Amount and the Accounts Receivable Escrow Amount for the benefit of Purchaser and Seller, in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Purchaser and Seller agree that the Indemnification Escrow Amount and Accounts Receivable Escrow Amount: (i) are being delivered and held for purposes of satisfying, on a non-exclusive basis, Seller’s obligations under Article 7 and Section 2.7, respectively; and (ii) are part of the consideration paid to Seller, and the obligation to release such amounts to Seller is subject to the terms and conditions of this Agreement and the Escrow Agreement.

(b)    The Indemnification Escrow Amount (together with the earnings thereon, the “Indemnification Escrow Fund”) and the Accounts Receivable Escrow Amount (together with the earnings thereon, the “Accounts Receivable Escrow Fund”) shall be held in separate accounts and disbursed in accordance with the terms and conditions of the Escrow Agreement.

(c)    Any amounts as to which any member of the Purchaser Group is entitled to payment under Article 7 shall be paid to such member of the Purchaser Group first from the Indemnity Escrow Funds, to the extent that the then remaining Indemnity Escrow Funds are sufficient to pay such amounts and, thereafter by Seller.  To the extent any payments are to be made to any member of the Purchaser Group pursuant to Article 7 from the Indemnity Escrow Funds, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse such amount to such member of the Purchaser Group by wire transfer of same day funds.

(d)    The Indemnity Escrow Funds remaining under the Escrow Agreement minus: (i) amounts distributed to Purchaser Group to satisfy indemnity claims pursuant to Article 7; and (ii) the amount of any then outstanding and unresolved indemnification claims reasonably made by any member of the Purchaser Group prior to the date which is eighteen (18) months after the Closing Date that, if successful, would be payable to such member of the Purchaser Group (such remaining amount, the “Remaining Indemnity Escrow Funds”), shall be released by the Escrow Agent by wire transfer of same day funds within five (5) Business Days of the date which is eighteen (18) months after the Closing Date.

(e)    The Accounts Receivable Escrow Fund shall be disbursed to Purchaser or Seller in accordance with the provisions of Section 2.7 and the Escrow Agreement.

Section 2.6    Closing; Closing Deliveries.

(a)    The consummation of the purchase and sale transaction contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”) and the Closing shall be effective as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”).  All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred.  By agreement of the parties, the Closing may take place by execution and delivery of documents required to be delivered hereby by facsimile or other electronic transmission.

(b)    At the Closing, Seller will deliver, or cause to be delivered, to Purchaser:

(i)    an assignment of the Purchased Interests to Purchaser (or the entity designated by Purchaser), duly executed by Seller, transferring ownership of the Purchased Interests to Purchaser (or its designee) (the “Membership Interests Assignment”);

(ii)    the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iii)    a certificate of good standing, certificate of existence or equivalent certificate with respect to Seller and each Company Entity dated within ten (10) days of the Closing Date from the Governmental Authority of Seller’s and each Company Entity’s jurisdiction of incorporation or formation and each jurisdiction in which Seller and each Company Entity is qualified to do business;

(iv)    (A) a certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying the Governing Documents of each Company Entity, as of the Closing Date, and the names and signatures of the officers or managers of the Company authorized to sign any documents relating to the consummation of the transactions contemplated hereby; and (B) a certificate signed by the secretary of Seller and dated as of the Closing Date, certifying the names and signatures of the managers or officers of Seller authorized to sign this Agreement and any other documents related hereto, and certifying as to the due approval and authorization (in accordance with Seller’s Governing Documents) of the transactions contemplated by this Agreement and attaching copies of the board of managers and member resolutions that include such authorization and approval;

(v)    the payoff letters from each Person set forth on Section 2.6(b)(v) of the Disclosure Schedule to which Debt is owed as of the Closing which sets forth: (A) the aggregate principal amount and all accrued but unpaid interest and any other charges owed to such Person; and (B) the wire transfer instructions for the payment of such Debt to such Person (the “Payoff Letters”);

(vi)    except as requested by Purchaser, resignations of the managers and officers of the Company Entities, effective upon the Closing;

(vii)    a Form W-9 signed on behalf of Seller;

(viii)    all Books and Records and other assets or property of the Company Entities in the possession of Seller or not otherwise in the possession of the Company, other than Privileged Communications;

(ix)    written evidence that all agreements between the Company Entities, on the one hand, and Seller or any of its Affiliates, on the other hand, have been terminated prior to the Closing;

(x)    an invoice issued by each Person listed on Schedule 2.6(b)(x) to the Disclosure Schedule to which Transaction Fees and Expenses are owed as of the Closing, which sets forth: (A) the amount required to pay in full all Transaction Fees and Expenses owed to such Person; and (B) the wire transfer instructions for the payment of such Transaction Fees and Expenses to such Person (collectively, the “Transaction Invoices”), or alternatively the written confirmation and agreement by Seller that it will be responsible for and pay one or more of the Transaction Fees and Expenses;

(xi)    the written consents to the transaction or license transfer agreements from the Persons set forth on Section 2.6(b)(xi) of the Disclosure Schedule;

(xii)    a copy (which shall be permanent and accessible) containing, in electronic format, all documents posted as of the Closing Date to the Data Room;

(xiii)    The estoppel certificate in the form agreed to by the parties (the “Estoppel”) duly executed by the landlord named therein; and

(xiv)    such other certificates, instruments and documents necessary to effectuate the Closing.

(c)    Deliveries by Purchaser. At the Closing, Purchaser will:

(i)    make the payments set forth in Section 2.3(b);

(ii)    deliver to Seller the Escrow Agreement, duly executed by Purchaser;

(iii)    deliver to Seller the assumption of guaranty in the form agreed to by the parties (the “Assumption of Guaranty”), duly executed by Purchaser and the landlord named therein,

(iv)    deliver to Seller a certificate signed by the secretary of Purchaser and dated as of the Closing Date, certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and any other documents related hereto, and certifying as to the due approval and authorization (in accordance with Purchaser’s Governing Documents) of this Agreement and the transactions contemplated hereby, and attaching copies of the Board of Director resolutions that include such authorization and approval; and

(v)    deliver to Seller such other certificates, instruments and documents as necessary to effectuate the Closing.

Section 2.7    Accounts Receivable.

(a)    The Purchase Price shall be further adjusted by an amount equal to the positive or negative difference between: (i) the value of the Company Entities’ Accounts Receivable as of the Closing Date (the “Closing Date Accounts Receivable”) included in the calculation of Closing Date Net Working Capital (net of any bad debt or similar reserves included with respect to such Accounts Receivable included in the calculation of the Closing Date Net Working Capital), as finally determined pursuant to Section 2.4 (the “Adjusted Closing Date Accounts Receivable”); less (ii) the amount of the Closing Date Accounts Receivable actually collected (the “Collected Accounts Receivable”) by the Company Entities (net of any chargebacks or similar allowances) during the one hundred eighty (180)-day period following the Closing Date (the “Collection Period”). If the Collected Accounts Receivable are greater than the Adjusted Closing Date Accounts Receivable, then that amount shall be the “Accounts Receivable Overage”, and if the Collected Accounts Receivable are less than the Adjusted Closing Date Accounts Receivable, then that amount shall be the “Accounts Receivable Shortfall”.

(b)    During the Collection Period, Purchaser shall cause the Company Entities to use reasonable efforts consistent with Purchaser’s past business practices to collect the Closing Date Accounts Receivable in the ordinary course of business. The parties agree that Purchaser and the Company Entities shall have no obligation to retain any third-party collection agency, to institute any Proceeding or to incur any legal fees or third-party fees in connection with efforts to collect the Closing Date Accounts Receivable.

(c)    Within five (5) days after the Collection Period, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse the Accounts Receivable Escrow Funds as follows: (i) first to Purchaser, an amount equal to the Accounts Receivable Shortfall, if any (plus the interest earned on such amount from the Closing Date); and (ii) then to Seller, an amount, if any, equal to the Accounts Receivable Escrow Funds remaining after the distribution in clause (i) is made to Purchaser.

(d)    To the extent that the Accounts Receivable Escrow Funds are not sufficient to satisfy the Accounts Receivable Shortfall, then Seller shall, within five (5) days after the end of the Collection Period, pay to Purchaser an amount equal to the remaining Accounts Receivable Shortfall (after taking into account the disbursement to Purchaser from the Accounts Receivable Escrow pursuant to Section 2.7(c)) by wire transfer of same day funds.

(e)    If there is an Accounts Receivable Overage, then Purchaser shall, within five (5) days after the end of the Collection Period, pay to Seller an amount equal to the Accounts Receivable Overage by wire transfer of same day funds

(f)    If any of the Closing Date Accounts Receivable are not collected in full during the Collection Period, then, at Seller’s written request, Purchaser will cause the Company Entities to transfer or assign (without recourse or warranty) the particular Closing Date Accounts Receivable that have not been collected; provided, however, at any time within ten (10) Business Days after Purchaser’s receipt of a written request to transfer or assign such uncollected Closing Date Accounts Receivable, Purchaser may, in its sole discretion, elect not to transfer or assign any such receivable and to, instead, pay to Seller the amount of such receivable (each uncollected receivable transferred or assigned to Seller pursuant to this Section 2.7(c), an “Assigned Receivable”).  After such transfer or assignment, Seller will be permitted to exercise all such remedies as it deems necessary or appropriate against the account debtor to collect the transferred Closing Date Accounts Receivable; provided, however, that if Seller commences any Proceeding against any account debtor in respect of a Closing Date Accounts Receivable transferred and assigned to Seller pursuant hereto, then Seller shall indemnify the Purchaser and each of the Company Entities for any Losses incurred, sustained, suffered or paid by, or imposed upon the Purchaser or either of the Company Entities and defend at Seller’s expense any Proceeding (including any counterclaim) commenced against the Purchaser or either of the Company Entities by such account debtor arising from or in any way relating to the sale by the Company Entities of any products to such account debtor, or the performance of any service by the Company Entities for such account debtor, prior to the Closing.

Section 2.8    Withholding Rights. Seller acknowledges that Purchaser will deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Laws, and Purchaser shall timely pay over to the appropriate Governmental Authority any amounts so withheld. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority by Purchaser and the amount and reason for such deduction and withholding is promptly reported to the Person to whom such amounts would otherwise have been paid, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule accompanying this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct.

Section 3.1    Title to the Purchased Interests. Seller has good and valid title to all of the Purchased Interests, and the Purchased Interests are beneficially and of record owned by Seller, free and clear of all Liens. The Purchased Interests constitute 100% of the Equity Securities of the Company. The consummation of the transactions contemplated hereby will convey to Purchaser good and valid title to the Purchased Interests free and clear of all Liens. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Seller is a party or is bound with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of the Purchased Interests. There are no current preemptive or other outstanding rights, options, warrants, agreements or commitments of any character under which Seller is or may become obligated to sell, or giving any Person a right in or to acquire any of the Purchased Interests.

Section 3.2    Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company (as applicable) action on the part of Seller and its members and managers. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and this Agreement and such Ancillary Agreements constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

Section 3.3    Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Seller has all requisite limited liability company power and authority to conduct its business as presently conducted by it and to own, lease and operate its properties and assets and to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligation hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.4    No Conflicts. Except as set forth on Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller and each Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated by this Agreement and each such Ancillary Agreement, does not: (a) violate any Governmental Order applicable to Seller as a party in interest; (b) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Contract to which Seller is a party or by which any of Seller’s assets or properties may be bound or affected; (c) require the consent or approval of any Governmental Authority, or notice to, or declaration or registration with, any Governmental Authority, under any applicable Law; (d) violate any Laws applicable to Seller; or (e) result in the creation or imposition of any Lien upon the Purchased Interests.

Section 3.5    Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Authority against Seller that: (a) challenge the validity or enforceability of Seller’s obligations under this Agreement; (b) seek to prevent or delay, or otherwise materially adversely affect, Seller’s ability to perform its obligations under this Agreement or any Ancillary Agreement required to be executed and delivered by Seller at the Closing; or (c) relate to or arise out of the ownership of the Company Entities or operation of the Business. There are no outstanding Governmental Orders to which Seller or Seller’s assets is subject that would or would be reasonably expected to have a material adverse effect on the ability of Seller to perform Seller’s obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.6    Brokers’ Fees. Other than with respect to DA Davidson (the fees and expenses of which shall be included in Transaction Fees and Expenses), neither Purchaser nor the Company Entities (from and after the Closing) shall have any liability or obligation, as a result of commitments, undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions nor other similar forms of compensation in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 3.7    No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending or, to the Knowledge of Seller, threatened against Seller.

Section 3.8     Assets and Operations of the Business. Seller has no ownership or other rights in any assets or properties used in or necessary to carry on the conduct of the Business of the Company Entities as presently conducted or as presently proposed to be conducted.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE

COMPANY ENTITIES

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct.

Section 4.1    Existence and Qualification.

(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Wyoming, and the Company has all requisite limited liability company power and authority to conduct the Business as presently conducted by it and to own, lease and operate its properties and Assets and to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligation hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except as set forth on Section 4.1 of the Disclosure Schedule, the Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each jurisdiction listed on Section 4.1 of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Correct and complete copies of the Governing Documents of the Company have been made available to Purchaser in the Data Room.

(b)    MTE is a company duly organized, validly existing and in good standing under the Laws of the United Kingdom, and MTE has all requisite company power and authority to conduct the Business as presently conducted by it.  MTE is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each jurisdiction listed on Section 4.1 of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  Correct and complete copies of the Governing Documents of MTE have been made available to Purchaser in the Data Room.

Section 4.2    No Conflicts. Except as set forth on Section 4.2 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, does not: (a) conflict with or violate any provision of the Governing Documents of either Company Entity; (b) violate any Governmental Order applicable to either Company Entity; (c) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Company Contract to which either Company Entity is a party or by which any of their respective Assets or properties may be bound or affected; (d) require the consent or approval of any Governmental Authority, or notice to, or declaration or registration with, any Governmental Authority, under any applicable Law; (e) violate any Laws applicable to the Company Entities; or (f) result in the creation or imposition of any Lien upon any of the Assets or properties of the Company Entities, other than Permitted Liens.

Section 4.3    Capitalization; Subsidiaries.

(a)    Seller is the sole member of the Company, and owns all of the Equity Securities of the Company. Except for the Purchased Interests, there are no issued outstanding Equity Securities of the Company. All of the Purchased Interests have been duly authorized, are validly issued, fully paid and non-assessable and are owned of record and beneficially by Seller, free and clear of all Liens, other than Liens arising under applicable securities Laws. Except for the rights of Purchaser, neither Seller nor the Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription or issue of any Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(b)    The Company is the sole shareholder of MTE, and owns all of the Equity Securities of MTE.  All of the Equity Securities of MTE have been duly authorized, are validly issued, fully paid and non-assessable and are owned of record and beneficially by the Company, free and clear of all Liens.  Neither Seller, the Company nor MTE has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription or issue of any Equity Securities of MTE.  There are no outstanding contractual obligations of Seller, the Company or MTE to repurchase, redeem or otherwise acquire any Equity Securities of MTE.

Section 4.4    Litigation. Except as set forth on Section 4.4 of the Disclosure Schedule, there are no, and since January 1, 2017, there have not been any Proceedings pending or, to the Knowledge of the Company, threatened before any Governmental Authority: (a) against either Company Entity or any of their respective Assets or properties; (b) against any of the current or former officers, managers, directors or employees of the Company Entities with respect to their business activities on behalf of the Company Entities; (c) that involves any Person whose liability either Company Entity has retained or assumed, either contractually or by operation of law; or (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby. Neither of the Company Entities nor any assets owned or used by the Company Entities, are subject to, or in breach or violation of, any Governmental Order. Section 4.4 of the Disclosure Schedule sets forth a complete and accurate list and description of all settlements occurring since January 1, 2017 or under which either Company Entity has current obligations regarding actual or threatened Proceedings entered into by or binding on either Company Entity.

Section 4.5    Financial Statements.

(a)    Copies of: (i) the audited consolidated financial statements of the Company and MTE, consisting of the consolidated balance sheets and the related consolidated statements of operations, members’ equity and cash flows of the Company and MTE as of and for the years ended December 31, 2020, December 31, 2021 and December 31, 2022; (collectively, the “Annual Financial Statements”); and (ii) the unaudited consolidated financial statements of the Company and MTE, consisting of a consolidated balance sheet as of January 31, 2023 (the “Interim Balance Sheet”) and the related consolidated statements of income of the Company for the one (1)-month period ended January 31, 2023 (the “Interim Financial Statements”) have been made available to Purchaser in the Data Room and are attached hereto as Section 4.5(a) of the Disclosure Schedule. The Annual Financial Statements and the Interim Financial Statements together constitute the “Financial Statements.”

(b)    The Annual Financial Statements: (i) have been prepared in accordance with GAAP, applied on a consistent basis as provided by GAAP throughout the periods covered thereby; (ii) have been prepared from, and are in accordance with, the books and records of the Company Entities; and (iii) fairly present, in all material respects, the financial position and results of operations of the Company Entities as of the dates and for the periods indicated. The policies and procedures used to create the Annual Financial Statements are in accordance with GAAP, consistently applied. The Company Entities are not a party to, nor have they otherwise engaged in, any securitization transactions, synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet refinancing product or off-balance sheet transactions.

(c)    The Company Entities make and keep and, for all periods covered by the Financial Statements, has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company Entities, and which books, records and accounts are or will be in the possession of the Company Entities as of the Closing Date. The Company Entities have implemented and maintained accounting methods and processes that provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements in accordance with GAAP and such accounting methods and processes are effective. Neither the Company Entities nor any Representative of the Company Entities has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or internal accounting controls of the Company Entities, including any written complaint, allegation, assertion or claim that the Company Entities have engaged in improper accounting or auditing practices. The Company Entities maintain a system of internal accounting policies and controls sufficient to provide reasonable assurances that: (i) transactions are executed in all material respects in accordance with management’s authorization; and (ii) all income and expense items are, in all material respects, properly recorded for the relevant periods in accordance with the policies maintained by the Company Entities (“Internal Controls”). Since January 1, 2020, the Company Entities have not identified in writing or received written notice from an independent auditor of: (x) except as set forth on Section 4.5(c) of the Disclosure Schedule, any significant deficiency or material weakness in the system of Internal Controls utilized by the Company Entities; (y) any facts that constitute fraud that involves the Company Entities’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company Entities; or (z) any claim or allegation regarding any of the foregoing. Except as set forth on Section 4.5(c) of the Disclosure Schedule, there are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls that would reasonably be expected to adversely affect, in a material manner, the Company Entities’ ability to record, process, summarize and report financial information, and there are no facts that constitute fraud committed by management of the Company Entities or any other Person which fraud involves the Company Entities or their respective management, employees, assets or operations.

(d)    Except as set forth on Section 4.5(d) of the Disclosure Schedule or as set forth on the Interim Balance Sheet, the Company Entities do not have any Debt.

(e)    Except as set forth on Section 4.5(c) of the Disclosure Schedule, neither of the Company Entities nor any Representative of the Company Entities has received any management letters from the Company Entities’ accountants since January 1, 2020, relating to the Financial Statements, Internal Controls of the Company Entities or any related matters.

Section 4.6    Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Section 4.6 of the Disclosure Schedule, since December 31, 2021, the Business has been conducted by the Company Entities in the Ordinary Course of Business and there has not been a Material Adverse Effect. Except as set forth on Section 4.6 of the Disclosure Schedule and except as permitted or contemplated by this Agreement, and without limiting the foregoing sentence, since December 31, 2021, the Company Entities have not:

(a)    suffered any Casualty Loss not covered by insurance with a value in excess of $15,000, singly, or $30,000 in the aggregate;

(b)    other than in the Ordinary Course of Business, canceled or waived any material right with respect to the operation of the Business, including under any Realty Lease or Permit relating to the operation of the Business that would reasonably be expected to have a value or expense associated therewith in excess of $15,000, singly, or $30,000 in the aggregate (other than write off of accounts receivable that were fully reserved);

(c)    incurred or suffered any labor dispute or disturbance, other than routine individual grievances that are not material to the Business;

(d)    settled or compromised any Proceeding pending or threatened against either Company Entity or the Business; or

(e)    agreed, whether in writing or otherwise, to do or commit to do any of the foregoing.

Section 4.7    Taxes.

(a)    For U.S. federal and all applicable U.S. state and local income tax purposes: (i) the Company has been and is properly characterized as a “disregarded entity;” and (ii) Seller is considered as the owner of all of the Assets. For U.S. federal and all applicable U.S. state and local income tax purposes: (i) MTE has been and is properly characterized as a “disregarded entity;” and (ii) Seller is considered as the owner of all of the assets of MTE. For U.K. income tax purposes (i) MTE has been and is properly characterized as a private limited company; and (ii) the Company is considered as the owner of all of the equity interests of MTE.

(b)    All Tax Returns that are required to be filed on or before the Closing Date by each Company Entity have been or will be duly and timely filed, taking into account all permitted extensions. All such Tax Returns were and will be correct and complete in all material respects and were and will be prepared in compliance with all applicable Laws, and all Taxes owed by the Company Entities with respect thereto or otherwise (whether or not shown on any Tax Return) have been or will be timely paid.

(c)    Each Company Entity has complied with all applicable Laws relating to the withholding and collection of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer or other Third Party and have complied with all Tax information reporting provisions of all applicable Laws.

(d)    The Company Entities do not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or the filing of any Tax Return.

(e)    Except as set forth on Section 4.7(e) of the Disclosure Schedule, there are no pending or active Tax Proceedings involving Taxes of the Company Entities and, to the Knowledge of the Seller or the Company, there are no threatened Tax Proceedings involving the Company Entities.

(f)    There are no Liens for unpaid Taxes on the Assets except for Liens for current Taxes not yet due and payable.

(g)    Neither Company Entity is a party to any Tax allocation, sharing, reimbursement or similar agreement.

(h)    The Company Entities do not have any Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any corresponding or similar provision of any state, local or foreign income Tax Law), as a transferee or successor, by Contract, or otherwise.

(i)    The Company Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) as a result of any: (i) change in method of accounting or use of an improper method of accounting, for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(j)    The Company Entities have not received or requested any private letter ruling, technical advice memorandum, or similar ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).

(k)    The Company Entities have not entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty.

(l)     Section 4.7(l) of the Disclosure Schedule sets forth all foreign jurisdictions in which either Company Entity is subject to Tax, is engaged in business or has a permanent establishment. The Company Entities have not entered into a gain recognition agreement pursuant to Treasury Regulation § 1.367(a)-8. The Company Entities have not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m)    Section 4.7(m) of the Disclosure Schedule sets forth a list of each jurisdiction in which the each Company Entity files or is presently required to file a Tax Return and the type of Tax Return filed, and, as except as set forth thereon, no Taxing Authority in any jurisdiction where such Company Entity does not file one or more types of Tax Returns has made a claim or assertion that such Company Entity is or may be subject to any such type of Tax by that jurisdiction or is or may be required to file in such jurisdiction any such type of Tax Return. The Company Entities delivered or made available to Purchaser copies of all Tax Returns, examination reports and statements of deficiencies assessed against, agreed to, filed or received by either Company Entity with respect to all Tax periods ending on or after December 31, 2017.

(n)    The Company has not: (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act; or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act, and the Company has no liability with respect to any such items deferred by or advanced to the Company which could be imposed upon the Company or which could give rise to any Lien upon the Purchased Shares, the Business or any of the Assets.

Section 4.8    Compliance with Laws; Permits.

(a)    Except as set forth on Section 4.8(a) of the Disclosure Schedule: (i) each Company Entity has conducted its business in material compliance with all Laws applicable to its businesses or operations, and (ii) since January 1, 2017, the Company Entities have not received any written notice of or been charged in writing (or, to the Knowledge of the Company, orally) with violating any such Laws.

(b)    Each Company Entity has in effect all Permits required to own, lease or operate its Assets and to carry on its business as presently conducted by it (such Permits, the “Material Permits”). The Material Permits are set forth on Section 4.8(b) of the Disclosure Schedule. Since January 1, 2017, the Company Entities have not received any written notice from any Governmental Authority threatening the termination, revocation, suspension or restriction of any Material Permit and there has not occurred any uncured default under any Material Permit. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will violate or result in a breach of, or constitute (after due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under any Material Permit.

Section 4.9    Contracts.

(a)    Section 4.9(a) of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which either Company Entity is a party or by which any of its Assets are bound which are in effect:

(i)     all Employment Agreements, including the name, position and rate of compensation of each Person party to such a Contract and the expiration date of such Contract;

(ii)     all Contracts with any Person containing any provision or covenant: (A) prohibiting or limiting the ability of either Company Entity to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with either Company Entity (including any Contract containing a non-competition, non-solicitation or no-hire provision); or (B) creating or purporting to create any exclusive or preferential relationships or arrangements involving either Company Entity;

(iii)     all partnership, joint venture, franchise, shareholders’ or other similar Contracts with any Person;

(iv)    all Contracts under which either Company Entity has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt; (B) granted a Lien on its Assets to secure Debt; or (C) extended credit to any Person or committed credit, other than credit extended to customers in the Ordinary Course of Business consistent with existing credit guidelines;

(v)    all distributor, commercial agent, sales, advertising, broker-dealer, agency or similar Contracts involving payments by or to either Company Entity;

(vi)      all Contracts for capital expenditures;

(vii)    all Contracts for the purchase of materials, supplies, equipment, Software, technology or services involving in the case of any such Contract consideration in excess of $15,000 annually, or $30,000 in the aggregate;

(viii)    all Contracts relating to capitalized lease obligations, or the deferred purchase price of property, conditional sales or operating leases (whether the Company Entity is a lessor or lessee);

(ix)      all Contracts (including any option agreement) that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), including any indemnification agreements or other Contracts containing outstanding indemnification rights or obligations in connection therewith;

(x)     all Contracts that grant to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire properties of the Company Entities or any of the Assets;

(xi)     all Contracts under which a Company Entity has granted or received a license or sublicense or under which a Company Entity is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding any Contract made in the Ordinary Course of Business for information technology products or services (including Software, hardware and telecommunications services) that does not require annual expenditures in excess of $15,000);

(xii)     all Contracts with: (A) the Top Suppliers; and (B) any other supplier under which a Company Entity is obligated to purchase goods (other than capital expenditures) or services, including advertising, marketing or promotion of any Company Entity products, involving consideration in excess of $15,000 annually, or $30,000 in the aggregate;

(xiii)     all Contracts with the Top Customers;

(xiv)    all Contracts or series of related Contracts for the sale of any of the Assets, except with respect to sales of items of inventory in the Ordinary Course of Business;

(xv)     all Contracts under which a Company Entity is obligated to make any payment or which otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all license transfer, consent or similar fees and all transaction bonuses, change of control payments, “stay” bonuses, retention payments, “phantom” stock and similar payments);

(xvi)      all Contracts that contain “take or pay” or other similar terms involving the expenditure in excess of $25,000;

(xvii)     all Contracts that require a Company Entity to purchase or sell a stated portion of the requirements or outputs of the Business;

(xviii)    all Realty Leases;

(xix)      all Contracts obligating a Company Entity to sell goods containing a “most favored nation” or other similar preferential pricing terms;

(xx)      all other Contracts that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to a Company Entity of more than $15,000 annually, or $30,000 in the aggregate, except commitments which may be terminated without liability or penalty by the Company Entity on not more than thirty (30) days’ notice;

(xxi)       all collective bargaining agreements or similar labor Contracts;

(xxii)    all Contracts with any Governmental Authority;

(xxiii)    all Contracts granting a power of attorney to any Person;

(xxiv)    all Contracts which guarantee the performance or Liabilities of any other Person;

(xxv)    all Contracts that provide for or otherwise involve rebates, prebates, payments of earned income, volume discounts, promotional allowances, marketing arrangements or other similar payments or arrangements from vendors or to customers; and

(xxvi)    all Contracts that provide for payment to or by a Person based on sales, purchases, profits or other metrics other than direct payment for goods or services.

The Contracts described in clauses (i) through (xxvi) of this Section 4.9(a) are, collectively, the “Company Contracts.”

(b)    Except as set forth on Section 4.9(b) of the Disclosure Schedule: (i) each Company Contract is a legal, valid and binding obligation of the applicable Company Entity, enforceable against the Company Entity in accordance with its terms and, to the Knowledge of the Company, the other party thereto (except, in each case, as enforceability may be limited by the General Enforceability Exceptions) and is in full force and effect; and (ii) there are no existing defaults, or events that with the passage of time or the giving of notice, or both, would constitute defaults by a Company Entity under any Company Contract or by any other party to any Company Contract, or would cause or permit the acceleration or other changes of any right of obligation or the loss of any benefit under any Company Contract, except for such defaults and events as to which requisite waivers or consents have been obtained in writing, and the Company Entities have not given or received any notice of any such default (actual or alleged) or event or any threat or indication of any intention to terminate prior to the expiration of its term, or grievance under or with respect to, any Company Contract. Correct and complete copies of each Company Contract have been made available to Purchaser in the Data Room.

(c)    Section 4.9(c) of the Disclosure Schedule sets forth all surety bonds, letters of credit or similar arrangements relating to the Company Entities.

Section 4.10    Environmental Matters.

(a)    Each Company Entity is currently and has been and, to the Knowledge of the Company, the respective predecessors in interest of each Company Entity were, in material compliance with all Environmental Laws. Since January 1, 2017, the Company Entities have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law. To the Knowledge of the Company, no basis for an Environmental Claim against the Company Entities exists. No material Environmental Permits are required for the ownership, lease, operation or use of the Company Entities’ business or assets.

(b)    There has been no Release or, to the Knowledge of the Company, threatened Release of Hazardous Materials by the Company, or to the Knowledge of the Company, by any other Person, on any real property currently or formerly operated, leased or otherwise used in connection with the business of the Company Entities, except in compliance in all material respects with Environmental Law, and the Company Entities have not received a written Environmental Notice that any real property currently or formerly operated, leased or otherwise used in connection with the business of the Company Entities (including soils, groundwater, sediments, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material or requires investigation, removal, containment or other remediation under applicable Environmental Laws.

(c)    The Company has made available to Purchaser in the Data Room, to the extent the applicable item is either prepared or dated on or after January 1, 2017, or is, to the Knowledge of Seller, in Seller’s or either of the Company Entities’ possession or control: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, environmental risk assessments, and other similar documents with respect to the business or assets of the Company Entities or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company Entities related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; (ii) any land use restrictions required for compliance with Environmental Laws or to control any human or ecological exposures to Hazardous Materials.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedule contains a complete and correct list of: (i) all active and pending patents and patent applications, trademark registrations and applications, and copyright registrations and applications owned by the Company Entities; and (ii) all licenses to the Company Entities for Intellectual Property not owned by the Company Entities that constitute Company Contracts (collectively, the “Listed Intellectual Property”). Except as set forth on Section 4.11(a) of the Disclosure Schedule, each Company Entity owns free and clear of any Liens, other than Permitted Liens or Liens granted pursuant to a Contract set forth on Section 4.9(a) of the Disclosure Schedule, or has the right to use pursuant to a Contract, the Listed Intellectual Property and all other Intellectual Property used by such Company Entity in the operation of the Business as presently conducted (together with the Listed Intellectual Property, the “Company Intellectual Property”). Except as set forth on Section 4.4 of the Disclosure Schedule, the rights of the Company Entities in and to the Listed Intellectual Property will not be limited or otherwise adversely affected by reason of the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated herein. Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Company Entities own (or will own on the Closing Date), without payment of a royalty, license fee or similar fee to any other party (other than pursuant to a Contract set forth on Section 4.9 of the Disclosure Schedule), the proprietary Software used by the Company Entities in the conduct of the Business as presently conducted. With respect to the registered trademarks, the Company has used such marks continuously and consistently since the date of their respective registration within the full scope of the classes registered.

(b)    Except as set forth on Section 4.11(b) of the Disclosure Schedule, to the Knowledge of the Company, the Company Entities have not infringed or misappropriated the intellectual property rights of any Person, and there are no claims pending or, to the Knowledge of the Company, threatened in writing against the Company Entities by any other Person before any Governmental Authority alleging that the conduct of the Company Entities’ Business as presently conducted infringes on the intellectual property rights of any Person.

(c)    Except as set forth on Section 4.11(c) of the Disclosure Schedule, the Intellectual Property owned by the Company Entities (the “Owned Intellectual Property”) is subsisting and valid and enforceable in all respects. Except as set forth on Section 4.11(c) of the Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened in writing against the Company Entities by any other Person before any Governmental Authority challenging or questioning the validity, use, ownership, enforceability, registrability or patentability of any Company Intellectual Property (other than claims, challenges or questions by governmental intellectual property office examiners as part of the application process). All maintenance fees, annuity fees and renewal fee payments, and all renewal affidavits and other applicable documents required to establish or maintain any registered Owned Intellectual Property have been timely paid or filed with the appropriate Governmental Authority or other authorities, and, at least three (3) Business Days prior to the Closing Date, Seller shall have provided Purchaser with a list of all such payments or filings that, as of ten (10) or fewer Business Days prior to the Closing Date, will be due less than ninety (90) days after the Closing.

(d)    Except as set forth on Section 4.11(d) of the Disclosure Schedule, to the Knowledge of the Company, no Person is infringing on, misappropriating or otherwise violating any right of the Company Entities with respect to any Owned Intellectual Property.

(e)    The Company Entities have made commercially reasonable efforts to maintain and preserve the Listed Intellectual Property, including making all filings and all payments of all maintenance or similar fees for any Listed Intellectual Property. Without limiting the foregoing, the Company Entities have a policy to require each consultant or other independent contractor who has contributed to the creation or development of any Owned Intellectual Property (including in any Company Software) or with access to any other Company Intellectual Property to execute an agreement related to the Company’s intellectual property. The consultants and other independent contractors listed on Section 4.11(e) of the Disclosure Schedule have signed agreements that have been provided to Purchaser, and the employees listed on Section 4.11(e) of the Disclosure Schedule have offer letters that have been provided to Purchaser. To the Knowledge of the Company, there has been no breach or other violation of such executed agreements by any current or former employee or consultant.

(f)    The Company Entities have made commercially reasonable efforts to prevent the disclosure of the Owned Intellectual Property which the Company Entities intend to maintain as a trade secret, including using commercially reasonable anti-virus Software designed to protect against computer viruses.

(g)    Each of the Company Entities have implemented commercially reasonable safeguards, including as may be required by Law, including Consumer Protection, Privacy and Information Security Laws, including administrative, physical and technical security measures given the sensitivity of data Processed by the Company and MTE, including Confidential Information and Personal Data, designed to protect against Security Incidents. The Company and MTE have taken commercially reasonable steps to ensure their respective computer systems, Software, information technology systems, hardware, networks, interfaces, electronic data processing infrastructure, information record keeping infrastructure, communications infrastructure, telecommunications infrastructure, peripherals and other information technology systems and assets (“IT Systems”), Company Databases and related procedures and practices: (i) are designed, implemented, operated and maintained in accordance with industry standards and practices for entities operating businesses similar to the Business, including with respect to redundancy, disposal/destruction of any data, reliability, scalability and security, including disaster recovery plans and procedures; (ii) have the capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner; and (iii) meet, in all material respects, applicable information security standards, including, to the extent directly applicable to the Company or MTE or their  business activities, those established by applicable U.S. (at the federal and state levels) and non-U.S. (at the federal, state, provincial and local levels) governmental regulatory agencies, applicable rules, regulations, standards and other requirements promulgated by any foreign or domestic payment network, electronic funds network or association, payment card association, debit card network or similar organization having clearing or oversight responsibilities with respect to card transactions or electronic funds transfers used by Company Entities and the written standards required by each of Company Entities’ end user, customer, vendor, distributor, partner or other third parties with which Company Entities have entered Contracts.

(h)    In the last five (5) years there has been no failure of any IT Systems or Company Databases of either of the Company Entities that have caused any material disruption to the Business. Other than as disclosed on Section 4.11(h) of the Disclosure Schedule, to the Knowledge of the Company there have not been any material Security Incidents experienced by either of the Company Entities or any Person or Processor Processing data for or on behalf of the Company or MTE, as applicable.  In the last five (5) years neither Company Entity has notified, and was not required to notify, any Person of a Security Incident.

(i)    Except as set forth on Section 4.11(i) of the Disclosure Schedule, as of the date of this Agreement, each of the Company Entities are, and at all times in the last five (5) years have been, in material compliance with: (i) all Laws applicable to the Company and MTE, including Consumer Protection, Privacy and Information Security Laws, regarding the Processing and security of Personal Data; (ii) the respective privacy and security policies of each of the Company Entities; and (iii) Contracts in effect between each of the Company Entities and customers, vendors, marketing affiliates, financial institutions and other business partners, and other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of or made available to the Company or MTE, in each case, applicable to the Processing of Personal Data (such policies and Contracts set forth in subclauses (ii) and (iii) being hereinafter referred to collectively as “Privacy Agreements”).

(j)    Section 4.11(j) contains a list of the Privacy Agreements. Except with respect to any Privacy Agreements with the vendors identified in Section 4.11(j)(b) of the Disclosure Schedule, the Privacy Agreements do not: (i) violate Consumer Protection, Privacy and Information Security Laws; or (ii) require the delivery of any notice to, or consent from, any Person, or prohibit the transfer (including international and onward transfer) of any Personal Data collected and in the possession or control of the Company or MTE to Purchaser, in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated herein. No party subject to a Privacy Agreement has materially breached such Privacy Agreement. Each of the Company Entities have delivered to Purchaser accurate and complete copies of, or provided links to on Section 4.11(j)(b) of the Disclosure Schedule, all of the Privacy Agreements entered into in the last five (5) years.

(k)    Other than as disclosed on Section 4.11(k) of the Disclosure Schedule, where the Company or MTE act as a data controller, to the extent required under applicable Consumer Protection, Privacy and Information Security Laws, the Company and MTE have reasonable processes in place to ensure that when individuals request access to, deletion of or exercise of, any other rights under such laws as to Personal Data held about such individuals, such requests are Processed in accordance with applicable requirements of Consumer Protection, Privacy and Information Security Laws.

(l)    Other than as disclosed on Section 4.11(l) of the Disclosure Schedule, where the Company or MTE act as a Processor: (i) to the extent required under applicable Consumer Protection, Privacy and Information Security Laws, the Company and MTE have reasonable processes in place to comply with requests from individuals exercising their rights under Consumer Protection, Privacy and Information Security Laws (including deletion of Personal Data held about them); and (ii) where their Processing is subject to: (A) the GDPR or the UK DPA, the Company and MTE have processes in place to ensure that they only Process: (1) Personal Data on the written instructions of the data controller; and (2) a minimal amount of Personal Data necessary to provide the services, ensuring that Personal Data is deleted or anonymized thereafter; or (B) the CCPA, the Company and MTE have processes in place to ensure that they only Process Personal Data as a service provider and not for any purpose other than: (i) performing the services specified in the Contract with the recipient of the services; or (ii) other purposes permitted by the CCPA.  The terms “data controller,” “business” and “service provider” have the meanings assigned to such terms in the GDPR, the UK DPA and the CCPA, as applicable.

(m)    Except as set forth on Section 4.11(m) of the Disclosure Schedule, to the extent required by applicable Consumer Protection, Privacy and Information Security Laws, the Company and MTE maintain records of their Personal Data Processing activities.

(n)    Other than as disclosed on Section 4.11(n) of the Disclosure Schedule, where either of the Company Entities use a Processor to Process Personal Data, the Processor has agreed in writing to comply with those obligations that are sufficient for each of the Company Entities’ compliance with applicable Consumer Protection, Privacy and Information Security Laws and any contractual obligation imposed by their customers relating to the processing of Personal Data. The Company and MTE have made available to Purchaser, complete copies of all such Contracts to the extent material to the Company or MTE. To the Knowledge of the Company, such Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Company or MTE.

(o)    Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated herein will result in any violation of any Privacy Agreements or any Consumer Protection, Privacy and Information Security Laws.

(p)    To the Knowledge of the Company, in the last five (5) years neither Company Entity has received any, and there has not been any, complaint to any regulatory or other Governmental Authority, audit, Proceeding or claim against, the Company or MTE by any Person or Governmental Authority, regarding the Company or MTE’s Processing of Personal Data, and no such complaint, audit, Proceeding or claim is currently, or has been, threatened against the Company or MTE.

Section 4.12    Brokers’ Fees. Other than with respect to DA Davidson (the fees and expenses of which shall be included in Transaction Fees and Expenses), neither Purchaser nor the Company Entities shall have any liability or obligation, as a result of undertakings or agreements of Seller or either Company Entity, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 4.13    Real Property.

(a)    The Company Entities do not own and have never owned any real property.

(b)    Section 4.13(b) of the Disclosure Schedule sets forth a complete and correct list of all real property that is leased or subleased to the Company Entities (such real property, together with all buildings, improvements and fixtures thereon, the “Leased Real Property”). With respect to the Leased Real Property:

(i)    each lease or sublease of Leased Real Property and any assignment thereof pursuant to which either Company Entity leases any Leased Real Property (each, a “Realty Lease”) is in full force and effect and is a valid and binding obligation of such Company Entity and the landlord or lessor thereunder (each, a “Realty Lessor”), enforceable against such Company Entity and the applicable Realty Lessor, in accordance with its terms (except as enforceability may be limited by the General Enforceability Exceptions), and copies of the Realty Leases (including all related amendments, modifications, extensions, renewals, guaranties and assignments) have been delivered or otherwise made available to Purchaser in the Data Room;

(ii)    the Company Entities are not in default under any Realty Lease, and there exists no event that, with the passage of time, the giving of notice, or both, would constitute a default by the Company Entities or any Realty Lessor under any Realty Lease. No event has occurred which, with the delivery of notice, the passage of time or both, would: (I) constitute a default by the Company Entities or any Realty Lessor under any Realty Lease; or (II) permit the termination or modification of any Realty Lease;

(iii)    except pursuant to Permitted Liens, each Company Entity: (A) is the owner and holder of the leasehold estate created by the Realty Leases to which it is a party and has not subleased, licensed, assigned or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (B) has not mortgaged or otherwise encumbered or created any Lien against its leasehold estate in the Leased Real Property, nor suffered or permitted any Liens to attach or remain on the Company Entity’s leasehold estate created pursuant to any Realty Lease;

(iv)    the Company Entities have not received any written notice from any Realty Lessor repudiating any provision of any Realty Lease or giving notice of its intent to revoke or not renew any Realty Lease and no such revocation, repudiation or intention not to renew is contemplated; and

(v)    the Company Entities’ use and occupancy of Leased Real Property, as currently used and as proposed to be used immediately following the Closing, is in compliance with all applicable Laws and all Liens to which the Leased Real Property is subject.

(c)    The Company Entities have not received written notice of any condemnation, expropriation or other proceeding in eminent domain with respect to any Leased Real Property and no such proceeding is pending or threatened against any Leased Real Property.

(d)    No material capital expenditures are planned by the Company Entities (nor necessary to comply with applicable Law or the Realty Leases) with respect to the buildings, improvements or fixtures on the Leased Real Property. Except for the Realty Lessors, no Person other than the Company Entities owns any building, improvements or fixtures constituting a part of the Leased Real Property.

(e)    The Leased Real Property constitutes all of the real property, buildings, improvements, and fixtures used or held for use by the Company Entities. The Real Property is sufficient for the Company Entities to conduct its Business as presently conducted in the Ordinary Course of Business.

(f)    All water, gas, electrical, steam, compressed air, telecommunication, fire protection, sanitary sewer and storm water lines and systems and other similar systems serving each parcel of Leased Real Property are installed and operating and are sufficient to permit the conduct of the Business of the Company Entities as presently conducted in the Ordinary Course of Business.

(g)    The Permitted Liens do not, individually or in the aggregate, impair the ability of the Company Entities to use or occupy the Leased Real Property as it is currently used or occupied by the Company Entities in the Ordinary Course of Business.

(h)     The use and occupancy of the Leased Real Property (including all buildings, improvements and fixtures constituting a part thereof) by the Company Entities are in compliance with: (i) all applicable Permits and all applicable Laws; (ii) all applicable Governmental Orders; and (iii) all applicable Permitted Liens.

(i)    There are no pending Tax appeals, to the Knowledge of the Company, relating to the Leased Real Property.

(j)    If necessary, there remains in place a valid certificate of occupancy or the equivalent issued by the applicable Governmental Authority having jurisdiction thereof permitting the Company Entities’ use and occupancy of the Leased Real Property in the Ordinary Course of Business, and the Company Entities have not received any written notifications from any Governmental Authority recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property.

(k)    Except for the consents or approvals listed on Section 3.4 of the Disclosure Schedule or Section 4.3 of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any lessor or other party associated with the Real Property Leases or any lender holding any Lien secured by the Leased Real Property.

Section 4.14    Personal Property. Except as set forth on Section 4.14 of the Disclosure Schedule, the Company Entities have: (a) good title to all of the tangible personal property that is used in the operation of the Business; and (b) valid leasehold interests in all leases (“Personal Property Leases”) of tangible personal property used in the operation of the Business (“Leased Personal Property”); in each case of each of clause (a) and (b), free and clear of any Liens, other than Permitted Liens. Except as set forth on Section 4.14 of the Disclosure Schedule, there are no existing defaults or events that with the passage of time or the giving of notice, or both, would constitute defaults by the Company Entities or, to the Knowledge of the Company, the lessor (each, a “Personal Property Lessor”) under any such Personal Property Lease, except for: (i) such defaults and events as to which requisite waivers or consents have been obtained in writing; and (ii) such defaults and events as are set forth on Section 4.14 of the Disclosure Schedule. No event has occurred which, with the delivery of notice, the passage of time, or both, would: (A) constitute a default by the Company Entities or, to the Knowledge of the Company, any Personal Property Lessor under any Personal Property Lease; or (B) permit the termination or modification of any Personal Property Lease. All such tangible personal property described above is in good operating condition and repair and is suitable for the purposes for which it is currently being used in the Ordinary Course of Business, in each case except for normal wear and tear and subject to routine maintenance and repair. Section 4.14 of the Disclosure Schedule sets forth a complete and correct list of all current bailees, warehousemen, consignees and similar parties that currently hold materials or inventory of the Company Entities. Except for the consents or approvals listed on Section 3.4 of the Disclosure Schedule or Section 4.3 of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any lessor or other party associated with the Personal Property Leases or any lender holding any Lien secured by the Leased Personal Property.

Section 4.15    Insurance.

(a)    Section 4.15(a) of the Disclosure Schedule sets forth a correct and complete list (that includes a description of policy type, insurance carrier, policy number, effective dates of coverage, policy limits and deductibles) of all policies of insurance, bonds and self-insurance arrangements for which any Company Entity is a policyholder or which covers the Company Entities, the Business or the Assets, in each case that are in effect or that have been in effect at any time during the six (6) years prior to the Effective Date (the “Insurance Policies”), copies of which have been made available to Purchaser in the Data Room.

(b)    All Insurance Policies (other than those that have lapsed in accordance with their terms or are otherwise identified on Section 4.15(b) of the Disclosure Schedule as not being in effect) are in full force and effect and enforceable and will continue to be in full force and effect and enforceable without interruption until and following the Effective Time, name the Company Entities as an insured thereunder and do not provide for any retrospective premium adjustment on the part of the Company Entities, nor an early cancellation penalty or short-rate premium calculation for any unearned premium on Insurance Policies cancelled by the Company Entities prior to the Insurance Policies’ expiration dates. The Company Entities are not in default with respect to their obligations under any Insurance Policy.

(c)    Except as set forth on Section 4.15(c) of the Disclosure Schedule, since the date that is five (5) years prior to the Effective Date, the Company Entities have not received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights with respect to any outstanding insurance claim; or (ii) any written notice of cancellation of an Insurance Policy or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not able to perform its obligations thereunder or the issuer of any Insurance Policy is changing the premium payable thereunder, and there is no Proceeding currently pending in respect of which the Company Entities have received such notice.

(d)    The Company Entities have paid all premiums due with respect thereto covering all periods up to and including the Effective Time, and the Company Entities have otherwise performed all of their obligations, under each Insurance Policy.

Section 4.16    Employment Matters.

(a)    Section 4.16(a) of the Disclosure Schedule contains a true and complete list of: (i) all of the officers of the Company and MTE specifying their position, annual rate of compensation (including incentive compensation), work location, length of service, and other benefits provided to each of them, respectively; and (ii) all other employees, leased employees or independent contractors, specifying their position, status, annual salary, hourly wages, incentive compensation, commission rates, work location, date of hire, length of service, any benefit plan or additional compensation program provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee or independent contractor on such list who is: (x) subject to any written employment agreement, severance agreement, retention agreement or any other written term sheet or similar document describing the terms or conditions of employment of such employee or terms or conditions of the relationship with, and type of services provided by, such independent contractor (an “Employment Agreement”); and/or (y) not actively at work due to a leave of absence and the reason for such leave of absence (e.g., Family Medical Leave Act, disability, etc.).

(b)    The Company Entities are in material compliance with all applicable Laws relating to the hiring and retention of employees and relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, tax withholding and occupational safety and health.

(c)    Except as set forth on Section 4.16(c) of the Disclosure Schedule, the Company Entities are not a party to or bound by an Employment Agreement. A correct and complete copy of each Employment Agreement has been made available to Purchaser in the Data Room. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms as allowed by applicable Law. To the Knowledge of the Company, there is no existing default or breach under any Employment Agreement.

(d)    The Company Entities have not made any verbal commitments to any officers, employees, leased employees or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

(e)    The Company Entities have paid in full to each current or former employee or adequately accrued in accordance with GAAP all wages, salaries, overtime pay, commissions, bonuses, benefits and other compensation due to, or on behalf of, such employees, and there is no Proceeding with respect to payment of wages, salary, overtime pay, commissions, bonuses, benefits or for other compensation due to or on behalf of such employees that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any current or former employee. The Company Entities do not have any Liabilities or obligations relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(f)    The Company Entities have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes under applicable Law, including local, state and federal wage and hour laws, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(g)    Each current or former employee of the Company is, or was at the time of his or her employment with the Company, authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and all other applicable Laws, and the Company has completed a valid Form I-9 (Employment Eligibility Verification) for each such employee. Any current employee of the Company and MTE who performs services outside the United States is entitled to work under applicable Laws in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee’s compensation complies with all applicable Laws in both the United States and the work country.

(h)    Except as set forth on Section 4.16(h) of the Disclosure Schedule, since January 1, 2020, the Company Entities have not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19: (i) furloughed or terminated the employment or service of any employee; or (ii) materially reduced the hours of any employee.  No Proceeding is pending against or, to the Knowledge of the Company, threatened against the Company Entities with respect to anything set forth on Section 4.16(h) of the Disclosure Schedule.  The Company Entities have promptly investigated all formal relevant occupational health and safety complaints related to COVID-19.  With respect to each known occupational health and safety violation identified and related to COVID-19, the Company Entities have taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within its respective workplace

(i)    Since December 31, 2017, no allegations of sexual harassment or sexual misconduct have been made involving any  officer, manager, employee or independent contractor of the Company Entities, and the Company Entities have not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any officer, manager, employee or independent contractor of the Company Entities, nor to the Knowledge of the Company is there any reasonable basis for any such allegations or claims.

(j)         Every MTE Employee or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

(k)        No offer of employment or engagement has been made by MTE that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(l)        In the period of ten years preceding the date of this agreement, MTE (nor any predecessor or owner of any part of its business) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any MTE Employee or any other persons engaged by MTE and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

(m)        There are no cash incentive schemes or arrangements (including any commission, profit sharing or bonus scheme) established by MTE, in which any statutory director (or former statutory director) of MTE, or any MTE Employee or MTE Worker (or any of their respective associates or nominees) participates or has participated and MTE is not a party to, bound by or proposing to introduce for the benefit of any statutory director, MTE Employee or MTE Worker or former statutory director, MTE Employee or MTE Worker (or any of their respective associates or nominees), any cash incentive scheme or arrangement (including any commission, profit sharing or bonus scheme).

(n)       MTE has not incurred any actual or contingent liability in connection with any termination of employment of any MTE Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any MTE Employee.

(o)        MTE has not incurred any liability for failure to provide information or to consult with MTE Employees under any Employment Laws of England and Wales.

(p)        MTE has not made or agreed to make a payment or provided or agreed to provide a benefit to any statutory director, officer, MTE Employee, or MTE Worker or former statutory director, officer, MTE Employee or MTE Worker, or to their dependents, in connection with the actual or proposed termination or suspension of employment or variation of any Employment Agreement.

(q)         MTE has not:

(i)    in the last 12 months, altered any of the terms of employment or engagement of any MTE Employee or MTE Worker; or

(ii)    offered, promised or agreed to any future variation in the terms of employment or engagement of any MTE Employee or MTE Worker.

(r)        There are no sums owing to any current or former MTE Employee or MTE Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(t)        MTE has afforded all MTE Employees and MTE Workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998, and have not deterred or prevented any MTE Employee or MTE Worker from taking such holiday whether or not requested.

(u)        There are no loans to any current or former statutory director or MTE Employee or MTE Worker (or to any nominees or associates of such statutory directors or MTE Employees or MTE Workers) made or arranged by MTE.

(v)         In respect of each MTE Employee and MTE Worker, MTE has:

(i)    performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law, in equity, under any treaties (including the Treaty on the Functioning of the European Union), the laws of the European Union (as any treaties or laws of the European Union apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) or otherwise;

(ii)    complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(iii)    maintained adequate, suitable and up-to-date records.

(w)         No MTE Employee is subject to a current disciplinary warning or procedure.

Section 4.17    Labor Relations.

(a)    There are no labor unions presently representing or, to the Knowledge of the Company, engaged in any organizing activity with respect to any Company Employee, and no union organization campaign or organizational effort is in progress with respect to any Company Employee. Neither of the Company Entities is currently negotiating any collective bargaining agreement with respect to any Company Employees.

(b)    Since December 31, 2017, there has not been, there is not presently pending or existing, and, to the Knowledge of the Company, there is not threatened, any: (i) strike, picketing or work slowdown or stoppage by Company Employees; (ii) any charge, grievance or complaint filed by an employee, union or other labor organization with any labor relations or similar board with respect to the Company Entities; or (iii) application for certification of a collective bargaining agent for one or more groups of Company Employees. The Company Entities have not engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required under the federal Worker Adjustment Retraining and Notification Act (the “WARN Act”) or any similar state or foreign Laws, and it has no plans to undertake any actions that would require the providing of any such notice.

Section 4.18    Employee Benefit Plans.

(a)    Section 4.18(a) of the Disclosure Schedule sets forth a complete list of each material retirement, welfare benefit, fringe benefit, profit sharing, stock option, stock bonus, equity, phantom equity, bonus, incentive, change-in-control, retention, deferred compensation, Employment Agreement, severance, sick leave or other material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer, employee, independent contractor or leased employee or their beneficiaries, whether or not reduced to writing, which is maintained, sponsored or contributed to by the Company or under which the Company or ERISA Affiliate has or could have any material obligation or liability (each, an “Employee Plan”).

(b)    With respect to each Employee Plan maintained or sponsored by the Company, the Company has made available to Purchaser in the Data Room correct and complete copies of: (i) each Employee Plan and any trust agreement relating to such plan; (ii) the most recent summary plan description and summaries of material modification for each Employee Plan for which such a summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Employee Plan; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Employee Plan, in the case of (i) through (iii) above, as applicable; (v) a written description of each Employee Plan that is not in writing; and (vi) any other Employee Plan-related document requested by Purchaser. Except as specifically provided in the foregoing documents made available to Purchaser: (A) there are no amendments to any such Employee Plan that have been adopted, approved, implemented, planned or proposed; and (B) except as required to comply with applicable Law, neither the Company nor any of its Affiliates has undertaken to make or is considering any such amendments or to adopt or approve any new Employee Plan.

(c)    Each Employee Plan has been administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code.

(d)    Each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor, and no fact or event has occurred that would adversely affect the qualified status of such Employee Plan.

(e)    No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Employee Plan is a “multiple employer plan” as defined in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)    No Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan.

(g)    No Employee Plan provides health care or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by COBRA or by applicable state insurance Laws, and then only to the extent that the former employee pays the “applicable premium” as defined in COBRA.

(h)    All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due prior to the Closing Date have been made (or will be made prior to the Closing Date) within the time period prescribed by ERISA or any other applicable Law to each Employee Plan. The Company Entities have made appropriate entries in their financial records and statements for Liabilities under Employee Plans that have accrued but are not due.

(i)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined under Section 280G of the Code) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan would be characterized as an “excess parachute payment” (as such term is defined under Section 280G(b)(1) of the Code).

(j)    There does not now exist, nor do any facts or circumstances exist that could result in, any liability or obligation of the Company or ERISA Affiliate under Title IV or ERISA or Sections 412 or 4971 of the Code that would be or could become a liability or obligation of the Company or of Purchaser and its Affiliates on or after the Closing.

(k)    The Company has not and, to the Knowledge of the Company, no other Person has engaged in any transaction with respect to any Employee Plan that could subject the Company to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(l)    All filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(m)    No statement, either written or oral, has been made with regard to any Employee Plan that was not, in all material respects, in accordance with the terms of such Employee Plan. The Company has the right to modify and terminate benefits (other than accrued pensions) with respect to both retired and active employees and their beneficiaries.

(n)    Except as set forth on Section 4.18(n) of the Disclosure Schedule, the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any individual to any bonus, severance, retirement or other benefit, accelerate the time of payment or vesting or require any funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable or give rise to any other obligation pursuant to any Employee Plan.

(o)    Each Employee Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(l) of the Code) is and, since January 1, 2009, has been in compliance, in all material respects, with Section 409A of the Code, and no participant in such an Employee Plan has become subject to the tax imposed by Section 409A(a)(1)(B) of the Code.

(p)    For all periods on and after January 1, 2015, the Company has offered to all of its “full-time employees” “minimum essential coverage” that provides “minimum value” and is “affordable” and the Company has offered “minimum essential coverage” to the “dependents” of “full-time employees” (within the meanings given such terms in Section 4980H of the Code and the final regulations thereunder), such that the Company will not be subject to any “assessable payments” under either Section 4980H(a) or 4980H(b) of the Code. The Company has maintained all records necessary to demonstrate: (i) the determination of “full-time employee,” “part-time employee,” “variable hour employee” and “seasonal employee” status (within the meanings given such terms in Section 4980H of the Code and the final regulations thereunder) of all employees employed by the Company from January 1, 2015, through the Closing Date; and (ii) the offer to all such full-time employees of “minimum essential coverage” that provides “minimum value” and is “affordable” and the offer of “minimum essential coverage” to the “dependents” of all “full-time employees” (all within the meanings provided to said terms in Section 4980H of the Code and the final regulations thereunder). The Company has complied in all material respects with the reporting requirements under Sections 6055 and 6056 of the Code for all calendar years beginning on or after January 1, 2015.

Section 4.19    Books and Records; Bank Accounts.

(a)    The books of account, minute books, shareholder record books, seals (if any), statutory registers and share certificates (for MTE), and other books and records of the Company (including IRS Forms W-9 or W-8 for all vendors to the Company) and MTE, whether in writing, electronic or machine-readable form (collectively, the “Books and Records”), are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices consistent with the historical practices of the Company and MTE. The Books and Records are in the possession or control of the Company.

(b)     Section 4.19(b) of the Disclosure Schedule sets forth a correct and complete list of all deposit, demand, time, savings, passbook or other accounts or safe deposit or lock boxes that the Company Entities maintain with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account or safe deposit or lock boxes and the authorized signatories on each such account or Persons authorized to access each such safe deposit or lock box.

Section 4.20    No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending or, to the Knowledge of the Company, threatened against either of the Company Entities.

Section 4.21    Transactions with Interested Persons. Except as set forth on Section 4.21 of the Disclosure Schedule and except for: (a) advances to employees in the Ordinary Course of Business; (b) payment of compensation for employment or reimbursement of expenses to employees in the Ordinary Course of Business; and (c) participation in the Employee Plans by employees: (i) the Company Entities have not purchased, acquired or leased any property, goods or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, any officer, director or Affiliate of the Company Entities; (ii) no officer, director or Affiliate of the Company Entities indebted to the Company Entities for money borrowed or other loans or advances, and the Company Entities are not indebted to any such Person for money borrowed or other loans or advances; and (iii) none of Seller or any Affiliate of Seller or, to the Knowledge of the Company, any officer, director or Affiliate of the Company Entities owns, directly or indirectly, any material interest in, or serves as an officer, director or employee of, any material customer or material supplier of, or any Person (other than the Company Entities) that is a party to a Company Contract, other than ownership of securities representing less than 5% of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market.

Section 4.22    Undisclosed Liabilities. Except as set forth on Section 4.22 of the Disclosure Schedule, there are no Liabilities or obligations relating to the Company Entities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities or obligations: (a) reflected in the Financial Statements; or (b) that were incurred since the Balance Sheet Date and were normal and recurring expenses incurred in the Ordinary Course of Business similar in character to those set forth in the Interim Balance Sheet and could not reasonably be expected to have a Material Adverse Effect.

Section 4.23    Inventory. The inventory of the Company Entities was manufactured or acquired in the Ordinary Course of Business, and except as set forth on Section 4.23 of the Disclosure Schedule: (a) consists of items that are good and merchantable in the Ordinary Course of Business (subject to appropriate reserves); (b) is of a quality and quantity presently usable or saleable in the Ordinary Course of Business (subject to appropriate reserves); (c) is valued on the applicable books and records of the Company Entities at the lower of cost or net realizable value in accordance with GAAP applied consistently with past practice; and (d) is subject to adequate reserves determined in accordance with GAAP applied consistently with past practice. The Company Entities are not in possession of any inventory not owned by them, including goods already sold. The levels of inventory of the Company Entities have, since the Balance Sheet Date, been maintained in the Ordinary Course of Business and are consistent with the reasonably anticipated requirements of the Company Entities.

Section 4.24    Accounts Receivable. Except as set forth on Section 4.24 of the Disclosure Schedule, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Balance Sheet Date: (a) have arisen from bona fide transactions entered into by the Company Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business and are reflected on the accounting records of the Company Entities in accordance with GAAP consistently applied; and (b) subject to the reserve for doubtful accounts reflected on the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company Entities, constitute only valid claims of the Company Entities not subject to claims of set-off or other defenses or counterclaims other than discounts, writedowns and writeoffs accrued or offered in the Ordinary Course of Business. The reserve for doubtful accounts reflected on the Interim Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company Entities, has been determined in accordance with the policies and procedures of the Company Entities in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.25    Certain Payments; FCPA; OFAC; Money Laundering Laws.

(a)    Neither of the Company Entities nor, to the Knowledge of the Company, any director, manager, officer, employee or other Person associated with or acting on behalf of the Company Entities, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, facilitation payment, influence payment, grease payment, kickback or other payment to any Person, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for the Company Entities; (ii) to pay for favorable treatment for business secured by the Company Entities; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company Entities; or (iv) in violation of any Law.

(b)    Without limiting the generality of Section 4.25(a), neither of the Company Entities nor, to the Knowledge of the Company, any current or former director, manager, officer, employee or other Person associated with or acting on behalf of the Company Entities, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company Entities have conducted their business in compliance in all material respects with the FCPA.

(c)     Neither of the Company Entities nor, to the Knowledge of the Company, any current or former director, officer, employee or other Person associated with or acting on behalf of the Company Entities, is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(d)     The operations of the Company Entities are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”), and no Proceeding by or before any Governmental Authority involving the Company Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.26     Significant Suppliers and Customers.

(a)     Section 4.26(a) of the Disclosure Schedule lists the twenty (20) most significant vendors or suppliers of raw materials, supplies, merchandise and other goods or services to the Company Entities (on the basis of cost of goods or services purchased) for each of the two (2) most recent fiscal years (“Top Suppliers”). Except as set forth on Section 4.26(a) of the Disclosure Schedule, the Company Entities’ relationships with the Top Suppliers are good commercial working relationships and the Company Entities have not received any notice, and do not have any reason to believe, that any such Top Supplier will not sell raw materials, supplies, merchandise or other goods or services to the Company Entities or Purchaser at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Company Entities, subject only to general and customary price increases.

(b)    Section 4.26(b) of the Disclosure Schedule lists the twenty (20) largest (by dollar volume) customers of the Company Entities for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer (“Top Customers”). Except as set forth on Section 4.26(b) of the Disclosure Schedule: (i) the Company Entities’ relationships with the Top Customers are good commercial working relationships; (ii) no such customer has canceled, terminated or reduced by more than ten percent (10%) on an annualized basis the rate or amount of purchases or reduced the prices paid such that it would cause a reduction of more than ten percent (10%) on an annualized basis or materially changed any other terms or conditions used in its current purchases from the Company Entities, in each case, since December 31, 2021; and (iii) no such customer has notified the Company Entities or the Seller of any intention to do any of the foregoing or threatened to do any of the foregoing or to renegotiate or allow to expire any contractual obligation with the Company Entities.

(c)    To the Knowledge of the Company, there is no reason to believe that there will be any change in the relationships of the Company Entities with any of the Top Customers or Top Suppliers as a result of the consummation of the transactions contemplated by this Agreement.  Except as set forth on Section 4.26(c) of the Disclosure Schedule, neither the Company Entities nor the Seller has received notice of any facts or circumstances that have resulted in, or would reasonably be expected to result in, an adverse change in the relationship that the Company Entities have with any of the Top Customers or Top Suppliers.  Neither the Company Entities nor the Seller has received notice of and neither the Company Entities nor Seller is involved in any claim, dispute or controversy with any Top Customer or Top Supplier.  Except as set forth on Section 4.26(c) of the Disclosure Schedule, no Top Customer or Top Supplier: (i) has defaulted under any contractual obligation or relationship with the Company Entities; or (ii) to the Knowledge of the Company, is the subject of, or threatened with, any voluntary or involuntary bankruptcy or insolvency proceeding in any form.

Section 4.27    Rebates. Except as set forth on Section 4.27 of the Disclosure Schedule, the Company Entities have not entered into, or offered to enter into, any Contract, commitment, mark down, buy-in, co-op or other arrangement (whether written or oral) pursuant to which the Company Entities or the Business will be obligated to make any rebates, prebates, payments of earned income, volume discounts, promotional allowances, marketing arrangements or other similar payments or arrangements.

Section 4.28    Product Warranties; Products Liability; Product Recalls.

(a)    Except for warranties as to products under applicable Law or as set forth on Section 4.28(a) of the Disclosure Schedule, since January 1, 2017 the Company Entities have not made any warranties, express or implied, written or oral, with respect to any product designed, manufactured, marketed, imported, sold or distributed in connection with the Business. True, correct and complete copies of all such warranties (or summaries thereof to the extent not written) have made available to Purchaser in the Data Room.

(b)    Except as set forth on Section 4.28(b) of the Disclosure Schedule, since January 1, 2018, there exist no Proceedings and, to the Knowledge of the Company, there are no threatened Proceedings, against the Company Entities for injury to person or property suffered as a result of the manufacture, sale, distribution or use of any product of the Business or the Company Entities or performance of any service by the Company Entities, including Proceedings arising out of a defect relating to or the unsafe nature of the Company Entities’ products or services, and to the Knowledge of the Company there is no reasonable basis for any present or future Proceeding against the Company Entities arising out of any injury to persons or property suffered as a result of the manufacture, sale, distribution or use of any product of the Business or the Company Entities or performance of any service by the Company Entities, including Proceedings arising out of a defect relating to or the unsafe nature of the Company Entities’ products or services; in each case, whether or not the underlying claims in any such Proceedings are covered by insurance.

(c)     Except as set forth on Section 4.28(c) of the Disclosure Schedule, the Company Entities have not since January 1, 2018, received (in connection with any product designed, manufactured, marketed, sold or distributed by the Company Entities) notice of or otherwise had any: (i) claim or allegation of personal injury, death or property or economic damages; (ii) claim for punitive or exemplary damages; (iii) claim for contribution or indemnification; or (iv) claim for injunctive relief, in each case, related to such products.

(d)    Except as set forth on Section 4.28(d) of the Disclosure Schedule, the Company Entities have not since January 1, 2018 (in connection with any product designed, manufactured, marketed, sold or distributed by the Company Entities) received written notice of or otherwise had any product recall (whether made to customers or end users) related to such products (whether voluntary or requested by a Government Authority).

Section 4.29     Title to Assets; Sufficiency of Assets.

(a)     As of the Closing, the Company and MTE, as applicable, have good, valid and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens.

(b)     As of the Closing, the Assets constitute all of the assets, properties and rights (including rights under the Realty Leases) used in or reasonably necessary for the conduct of the Business as currently conducted.

(i)    Seller does not own or lease any assets, properties or rights that are used in or are necessary for the conduct of the Business; and

(ii)    there are no material facilities, services, assets or properties shared with Seller or any of its Affiliates that are used by either of the Company Entities in the conduct or operation of the Business.

(c)    The Company has continuously operated its business and assets for a period of not less than five (5) years and has not used any names other than Manhattan Group, LLC, The Manhattan Toy Company, Manhattan Toy and Manhattan Toy Company and The Manhattan Group, LLC. MTE has continuously operated its business and assets for a period of not less than five (5) years and has not used any names other than Manhattan Toy Europe, Manhattan Toy Europe Limited, MTE and the other names listed above.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

Section 5.1     Existence and Qualification. Purchaser is a Delaware company validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets. Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which Purchaser is a party or to consummate the transactions contemplated hereby or thereby in a timely manner.

Section 5.2    Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all Ancillary Agreements to which Purchaser is a party to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of Seller) constitutes, and at the Closing the Ancillary Agreements to which Purchaser is a party will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.3    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement, do not: (a) violate any provision of the Governing Documents of Purchaser; (b) violate any Governmental Order applicable to Purchaser as a party in interest; (c) violate or result in a breach of or default (or give rise to any material right of termination, cancellation or acceleration) under any material Contract to which Purchaser is a party; (d) require the consent or approval of any Governmental Authority, or notice to, or declaration or registration with, any Governmental Authority, under any applicable Law; or (e) violate any Laws applicable to Purchaser, except any matters described in clauses (b), (c), (d) or (e) above that would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which Purchaser is a party or to consummate the transactions contemplated hereby or thereby in a timely manner.

Section 5.4     Brokers’ Fees. Seller shall not have any liability or obligation, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.5    Litigation. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened before any Governmental Authority or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which Purchaser is a party or to consummate the transactions contemplated hereby or thereby in a timely manner.

Section 5.6     No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser.

Section 5.7     Investment Purpose. Purchaser is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1    Further Assurances; Post-Closing Access to Books and Records. After the Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any Ancillary Agreement or consummating the transactions contemplated by this Agreement. Subject to compliance with applicable Law, from and after the Closing, Purchaser shall, and shall cause the Company Entities to, give Seller and its Representatives reasonable access (including the right to photocopy at their own expense), during normal business hours and upon reasonable notice, to the Books and Records in existence as of the Closing Date, to enable Seller to prepare financial statements, Tax Returns or for any other legitimate purpose relating to its business or this Agreement or the transactions contemplated by this Agreement.

Section 6.2     Release. Effective as of the Closing, Seller, on behalf of itself and each other member of the Seller Group, hereby releases and forever discharges each of the Company Entities, from any and all rights, Proceedings, judgments, obligations, Liabilities and Losses, whether accrued or unaccrued, asserted or unasserted, fixed or contingent and whether known or unknown relating to the Company Entities, which ever existed or now exist, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act or transaction occurring on or prior to the Closing Date; provided, however, that, nothing contained in this Section 6.2, shall be deemed to release the Company or Purchaser or any of its Affiliates from any of their respective obligations under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby. Seller acknowledges and agrees that the release set forth in this Section 6.2 applies to all claims or Liabilities and Losses of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that Seller may have against either of the Company Entities with respect to the matters being released hereunder.

Section 6.3    Confidentiality. For a period of five (5) years after the Closing Date, Seller shall, and shall cause its Affiliates and shall use its reasonable best efforts to cause their respective Representatives to, treat and hold as confidential and refrain from using except in connection with this Agreement (or the enforcement thereof): (a) any confidential information concerning the Business or the Company Entities or the transactions contemplated hereby; and (b) any confidential information concerning Purchaser obtained from Purchaser or its officers, agents or other Representatives (clauses (a) and (b) together, the “Confidential Information”), except to the extent that Seller can show that: (i) such Confidential Information is or was prior to the Closing generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (ii) such Confidential Information is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) Seller or any of its Affiliates or their respective Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law; provided that in the case of this subsection (iii), Seller shall promptly notify Purchaser in writing so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is required to disclose any Confidential Information by applicable Law, Seller may disclose the Confidential Information. Notwithstanding anything to the contrary in this Section 6.3, the obligations under this Section 6.3 as they relate to Confidential Information that is a trade secret under applicable Law shall apply as long as the Confidential Information remains a trade secret under applicable Law. Notwithstanding this Section 6.3, Seller may disclose Confidential Information to its Representatives, provided that such Representatives agree to treat such Confidential Information confidential on the same basis as set forth in this Section 6.3.

Section 6.4    Restrictive Covenants. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller agrees as follows:

(a)    For the period from the Closing Date through the fifth (5th) year anniversary of the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, through an Affiliate or otherwise, within the United States or Europe (the “Territory”): (i) provide or perform services for the benefit of, manage, operate or in any way participate in, a Competing Business, either on its own behalf or on behalf of any other Person, and regardless of whether in the capacity of an, employee, manager, member, principal, agent, consultant or independent contractor, paid or otherwise; or (ii) have a financial interest in, own or control any Competing Business, whether as a shareholder, owner, partner, member, proprietor, lender, employer or otherwise; provided, however, that the foregoing shall not prohibit Seller from acquiring or owning less than 2% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market), so long as Seller has no participation in the management or investment decisions of such entity.

(b)    For the period from the Closing Date through the second (2nd) anniversary of the Closing Date, Seller shall not, in any manner, directly or indirectly, through an Affiliate or otherwise, solicit for employment or hire (or engage as an independent contractor) any of the Company Employees as of the Closing Date, or encourage such employees to terminate their employment with the Company Entities or Purchaser. This Section 6.4(b) shall not restrict Seller from soliciting or hiring: (i) any Person whose employment was terminated by the Company Entities; or (ii) any Person who responds to a general solicitation for employment (including through the use of employment agencies) not directed to target the Company Entities or any of their employees.

(c)    During the period from the Closing Date through the second (2nd) anniversary of the Closing Date, Seller shall not, in any manner, directly or indirectly, through an Affiliate or otherwise or by assisting others: (i) solicit for a Competing Business or attempt to divert the sales of any customer to whom the Company (or its predecessor) sold or provided any products or services at any time within the twenty-four (24)-month period prior to the Closing Date; or (ii) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, licensor, licensee or other Person to reduce or cease doing business with the Company Entities, or in any way interfere with the relationship between any such Person, on the one hand, and the Company Entities, on the other hand.

(d)    The Parties acknowledge and agree that the restrictions contained in this Section 6.4 are a reasonable and necessary protection of the immediate interests of Purchaser, and any violation of these restrictions would cause substantial injury to Purchaser and that Purchaser would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself to these restrictions. Seller hereby acknowledges that any breach of Section 6.3 or this Section 6.4 may cause substantial and irreparable damage to Purchaser and its Affiliates; and that money damages may be an inadequate remedy therefor, and accordingly, acknowledge and agree that Purchaser shall be entitled to seek specific performance of such section through injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate, without the necessity of proving “irreparable harm” and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, and the availability of such equitable relief shall not serve to preclude, any legal remedies that might be available to Purchaser or its Affiliates. In addition to any other form of equitable or legal relief, in the event that Seller breaches any of the covenants set forth in this Section 6.4, then the Restricted Period shall be tolled and automatically extended for the period of the breach so that the benefit of the bargain negotiated by Purchaser may be preserved.

(e)    In the event that a court of competent jurisdiction determines that any of the provisions of this Section 6.4 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, then such provisions shall, where permitted by applicable Law, automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Section 6.4 or any portion thereof shall affect the validity or enforceability of any other section of this Section 6.4 or of the remainder of such section. The existence of any claim, demand, action or cause of action of Seller against Purchaser or its Affiliates under this Agreement or any Ancillary Agreement or otherwise shall not constitute a defense to the enforcement by Purchaser of any of the covenants contained in this Section 6.4 or otherwise excuse Seller from observing and performing the covenants contained herein.

Section 6.5     Employment Matters.

(a)    Each Company Employee who remains employed by Purchaser or its Affiliates (including the Company Entities) following the Closing Date (each such Company Employee, a “Continuing Employee”) shall have their service with the Company Entities recognized by Purchaser and its Affiliates and each of the employee benefit plans of Purchaser and its Affiliates, including, without limitation, with respect to eligibility, vesting and waiting periods.

(b)    Without limiting the generality of Section 9.11, nothing in this Section 6.5, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Company Employees) other than the Parties to this Agreement and their respective successors and assigns. Nothing contained in this Section 6.5 shall be construed as an amendment to any Employee Plan or employee benefit plan. Nothing herein, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period of time.

Section 6.6    Affiliate Arrangements. Except as contemplated in this Agreement, on or before the Closing Date, Seller shall terminate any ongoing Contracts, arrangements or understandings between Seller and any of its Affiliates on the one hand, and the Company Entities, on the other hand, so that following the Closing Date the Company Entities shall have no obligations of any kind or nature to Seller or any of Seller’s Affiliates except for those specified in this Agreement and the Ancillary Agreements, and all debts and other obligations owed or required to be performed by Seller or Seller’s Affiliates to the Company Entities shall be paid or discharged in full.

Section 6.7     Tail Policies. Effective no later than the Closing, Seller will procure, or cause to be procured, irrevocable tail policies described on Section 6.7 of the Disclosure Schedules maintained by or on behalf of the Company in respect of acts or omissions occurring prior to the Closing Date, covering each Person covered by such insurance policies in effect on the Effective Date, on terms with respect to coverage, and in amounts, at least as favorable to the covered Persons as those of such policy in effect on the Effective Date, which tail policy will have a claims period of at least six (6) years from the Closing Date (the “Tail Policies”).

Section 6.8    Insurance Matters. If, following the Closing, the Company Entities suffer any Losses which Purchaser reasonably believes are covered under any insurance policy maintained by or insuring the Company Entities or Seller or any of their Affiliates, including any insurance policy, listed on Section 6.8 of the Disclosure Schedules, that provides coverage with respect to such Losses (collectively, the “Applicable Insurance Policies”), which claim is based on an incident, event, occurrence or accident that took place prior to Closing (each, a “Pre-Closing Insured Event”), then Seller agrees to provide, and to cause its Affiliates and use its commercially reasonable efforts to cause its insurance brokers, agents and third party administrators (collectively, the “Insurance Advisors”) to provide, reasonable cooperation and assistance to the Company Entities in connection with the submission, adjustment and resolution of any claim made by the Company Entities on or under such Applicable Insurance Policies. Such cooperation by Seller, its Affiliates and the Insurance Advisors shall include providing reasonable access to books, records and documents (including electronically stored information) as the Company Entities reasonably may require in connection with such claims. At the Company Entities’ request, pursuant to written notice to Seller, Seller and/or its applicable Affiliates and/or the Insurance Advisors shall provide notice or submit a claim under any such Applicable Insurance Policy on behalf of the Company Entities, and Seller shall, or shall cause its applicable Affiliates or Insurance Advisors to, use commercially reasonable efforts to collect claim amounts requested thereunder, to follow the reasonable and lawful directions of the Company Entities in the prosecution of such claim and cause any such claim proceeds collected to be paid to the Company Entities or, if such claims are denied, to provide such denial in writing, together with a reasonably detailed explanation of the basis therefor, but nothing herein shall require Seller or any of its Affiliates to commence any lawsuit or arbitration proceeding or otherwise participate in any lawsuit or arbitration proceeding against any insurance company to enforce the terms of any Applicable Insurance Policy (provided that the foregoing limitations shall in no way limit the obligations of Seller and its Affiliates to cooperate with and assist the Company Entities as otherwise provided herein). In addition, Seller shall not, and shall cause its Affiliates not to, amend, modify or terminate any Applicable Insurance Policy in any manner detrimental to the Company Entities or to waive, settle, release or subrogate any claim of the Company Entities without its consent. The Company Entities and Purchaser will provide all such books, records and documents (including electronically stored information) and provide such cooperation and assistance as Seller reasonably may require in connection with any such Pre-Closing Insured Event. Notwithstanding anything to the contrary contained in this Section 6.8 or in this Agreement, the provisions of this Section 6.8 do not amend, modify, limit or otherwise change in any way Seller’s indemnification obligations contained in ARTICLE 7 of this Agreement.

Section 6.9    Financial Statements. After the Closing Date, Seller shall use reasonable efforts to cause to be delivered to Purchaser an executed consent of the Company Entities’ independent accounting firm, in form and substance reasonably satisfactory to Purchaser and suitable for filing by Purchaser with the SEC, which consent shall authorize Purchaser to file with the SEC such unqualified report from the Company Entities’ independent accounting firm and all other reports delivered by Seller hereunder. Seller shall have no recourse to Purchaser if the independent accounting firm does not deliver that which is requested above, so long as Seller used reasonable efforts to cause the independent accounting firm to do so. Any fees and expenses billed by the independent accounting firm in connection with such consent, or with any requested quarterly statements or other requested statements or information beyond the year-end audit and report referenced above, shall be paid by Purchaser.

Section 6.10    No Dissolution; Covenant to Maintain Net Worth.  Seller shall not prior to the expiration of the Covered Period (as hereinafter defined) either file, or cause the Seller to file, any dissolution instrument with respect to the Seller or otherwise dissolve the Seller, and at all times during the Covered Period Seller will keep and maintain a Net Worth (as hereinafter defined) of no less than $5,100,000; provided, however, that notwithstanding the foregoing, Seller may dissolve and wind up its affairs prior to the expiration of the Covered Period, after giving no less than ninety (90) days prior written notice to Purchaser, if the Person or Persons to whom the assets of the Seller are distributed (or such other Person reasonably acceptable to Purchaser) executes and delivers to Purchaser an irrevocable guaranty of Seller’s obligations under this Agreement, in form and substance reasonably acceptable to Purchaser, or other form of credit support from a creditworthy party in an amount no less than the Net Worth then-required to be maintained by Seller hereunder prior to such dissolution and on payment terms reasonably acceptable to Purchaser. For purposes hereof, (a) “Covered Period” means the period commencing on the Closing Date and continuing until the later of (i) sixty (60) days after the date that is the three (3) year anniversary of the Closing Date or (ii) in the event that a member of the Purchaser Group shall have made a claim for indemnity from Seller under Section 7.1(b) prior to such three (3) year anniversary, the date on which all such indemnification claims shall have been resolved, abandoned, settled, paid or otherwise concluded in all respects; and (b) “Net Worth” means, as of the date of any determination thereof, the amount by which a Person’s assets (inclusive of the Indemnification Escrow Funds remaining in the escrow pursuant to the Escrow Agreement and not subject to any unresolved Indemnity Claim (as that term is defined in the Escrow Agreement) at the time of such determination) exceed such Person’s liabilities; provided, however, that such Person may, from time to time during the Covered Period, propose to include in the determination of such Person’s assets for purposes of this Section 6.10 credit support and Purchaser shall consider such proposal in good faith upon such Person providing Purchaser reasonably complete details of the terms thereof, including payment terms, coverage, the creditworthiness of the provider thereof and such other terms as Purchaser may reasonably request.  If Purchaser approves, in the exercise of its reasonable discretion, the terms of any such credit support, then Purchaser shall promptly notify such Person of such approval and the amount of such credit support or insurance coverage shall thereupon be included in the determination of such Person’s assets for so long as such credit support is in effect on the terms approved by Purchaser. Each Person required to maintain a specified Net Worth hereunder shall deliver to Purchaser within thirty (30) days after the end of each year during the Covered Period a certificate if so requested by Purchaser in writing, certifying that such Person is in compliance with the covenants of this Section 6.10.

ARTICLE 7
INDEMNIFICATION

Section 7.1     Indemnification.

(a)    From and after the Closing, Purchaser shall indemnify, defend and hold harmless each member of the Seller Group from and against all Losses incurred, suffered by or asserted against such Persons based upon, arising out of, resulting from or relating to:

(i)     any breach of, or inaccuracy in, any representation or warranty contained in Article 5 of this Agreement; and

(ii)    any breach or failure to perform or observe of any of Purchaser’s covenants, obligations or agreements contained in this Agreement.

(b)    From and after the Closing, Seller shall indemnify, defend and hold harmless each member of the Purchaser Group from and against all Losses incurred, suffered by or asserted against such Persons based upon, arising out of, resulting from or relating to:

(i)     any breach of, or inaccuracy in, any representation or warranty contained in Article 3 or Article 4 of this Agreement;

(ii)     any breach or failure to perform or observe of any of Seller’s covenants, obligations or agreements contained in this Agreement;

(iii)    the ownership or operation of the Business prior to the Closing (including any act or omission by either of the Company Entities or any of their Representatives prior to the Closing, but not including Losses to the extent, but only to the extent, based upon, arising out of, resulting from or relating to any act or omission by the Purchaser or the Company Entities in the operation of the Business after the Closing), except to the extent that any such liability was taken into account in the calculation of the Closing Date Net Working Capital or deducted from the Purchase Price as Transaction Fees and Expenses or Debt;

(iv)    all Taxes (or the nonpayment thereof) of: (A) the Company Entities for all Pre-Closing Tax Periods (including the portion of any Straddle Period properly attributable to a Pre-Closing Tax Period) except to the extent such Taxes were taken into account in calculating the Closing Date Net Working Capital or otherwise reflected in the Aggregate Adjustment; and (B) any Person which are imposed on the Company Entities (under Treasury Regulation § 1.1502-6 or any corresponding or other provision of any state, local or foreign income Tax Law), as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before or at the Closing;

(v)     any Closing Debt not taken into account in calculating the Final Adjustment Amount;

(vi)     any Closing Transaction Fees and Expenses not taken into account in calculating the Final Adjustment Amount; and

(vii)    the matters described on Section 7.1 of the Disclosure Schedule, but only to the extent any such Losses are based upon, arising out of, resulting from or relating to the ownership or operation of the Business prior to the Closing (including any act or omission by either of the Company Entities or any of their Representatives prior to the Closing, but not including Losses to the extent, but only to the extent, based upon, arising out of, resulting from or relating to any act or omission of the Purchaser or the Company Entities in the operation of the Business after the Closing).

(c)    Except for causes of action based upon intentional fraud or willful misconduct, notwithstanding anything to the contrary contained in this Agreement, this Section 7.1 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement; provided, however, that nothing in this Section 7.1 shall limit any Party’s right hereunder or otherwise to injunctive or otherwise equitable relief (including specific performance) to enforce its rights under this Agreement or otherwise in connection with the transactions contemplate hereby.

(d)    The indemnity of each Party provided in this Section 7.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 7.1 by any such Person must be brought and administered by Seller or Purchaser, as applicable. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 7.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 7.1(d). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 7.2     Indemnification Actions. All claims for indemnification under Section 7.1 shall be asserted and resolved as follows:

(a)    For purposes hereof: (i) the term “Indemnifying Person” when used in connection with particular Losses shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Losses pursuant to this Article 7; and (ii) the term “Indemnified Person” when used in connection with particular Losses shall mean the Person or Persons having the right to be indemnified with respect to such Losses by another Person or Persons pursuant to this Article 7.

(b)    To make a claim for indemnification under Section 7.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 7.2, stating the nature of and basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third-Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided that the failure of any Indemnified Person to give notice of a Third-Party Claim as provided in this Section 7.2 shall not relieve the Indemnifying Person of its obligations under Section 7.1 except to the extent such failure actually and materially prejudices the Indemnifying Person. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify (in reasonable detail to the extent known) the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third-Party Claim under this Article 7. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, then it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person.

(d)    If the Indemnifying Person admits its obligation within thirty (30) days after receipt of the Claims Notice, then it shall have the right and obligation to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of the Third-Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, except that the fees and expenses of such counsel shall be borne by such Indemnified Party unless: (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest; or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm or counsel for all Indemnified Parties, other than local counsel); provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (w) such Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or involves an action brought by or on behalf of a Governmental Authority; (x) the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim (in which case the Indemnifying Party shall surrender control to the Indemnified Party upon request of the Indemnified Party); (y) the Indemnifying Party and the Indemnified Party have sufficiently differing or conflicting interests in the Third-Party Claim so as to make representation by counsel to the Indemnifying Party inappropriate in the circumstances; or (z) the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, upon advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, then the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. So long as the Indemnifying Party is diligently defending any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party elects not to defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may pay, settle and defend such Third-Party Claim and seek indemnification for any and all Losses (subject to the limitations contained in this Agreement) (including attorneys’ fees) based upon, arising from or relating to such Third-Party Claim. An Indemnifying Party conducting the defense of the Third-Party Claim in accordance with this Section 7.2(d) shall not, except with the prior written consent of such Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim unless the judgment or proposed settlement involves only the payment of monetary damages for which the Indemnifying Party is fully responsible and does not impose an injunction or other equitable relief or include an admission of wrongdoing. All settlements shall include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim and a statement that the settlement is not an admission of wrongdoing. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if in the case of a Third-Party Claim against any member of the Purchaser Group, the Third-Party Claim is made against any member of the Purchaser Group by a customer, supplier, licensor or licensee of any member of the Purchaser Group and such Purchaser Group member has determined in good faith that such Third-Party Claim, or the compromise or settlement thereof, may adversely affect its continuing business relationship with any such customer, supplier, licensor or licensee. The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation.

(e)    If the Indemnifying Person does not admit its obligation within thirty (30) days from its receipt of the Claim Notice from the Indemnified Person or admits its obligation but fails to defend or settle the Third-Party Claim, then the Indemnified Person shall have the right to defend against the Third-Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing.

(f)    In the case of a claim for indemnification not based upon a Third-Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to: (i) fully cure the Losses complained of; (ii) admit its obligation to provide indemnification with respect to such Losses; or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it has fully cured the Losses or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed to have denied its obligation to provide such indemnification hereunder.

(g)    Once an Indemnified Person’s rights to indemnity with respect to Losses is finally determined in accordance with this Agreement, then the Indemnifying Person shall satisfy its obligations with respect thereto within five (5) Business Days by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligation within such five (5)-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Person or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to Applicable Rate. Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed, without compounding.

(h)    Notwithstanding any other provision of this Agreement, the control of any Tax Proceeding shall be governed exclusively by Article 8.

Section 7.3     Limitation on Actions.

(a)    The representations and warranties of the Parties in Article 3, Article 4 and Article 5, as applicable, shall survive the Closing for a period of eighteen (18) months from the Closing Date, at which time they shall terminate and be of no further force and effect (subject to Section 7.3(b)), except that: (i) the Fundamental Representations shall survive the Closing indefinitely; and (ii) the representations and warranties in Section 4.7 (Taxes) and Section 4.18 (Employee Benefit Plans) shall survive the Closing until the later of: (A) eighteen (18) months from the Closing Date; or (B) the expiration of the applicable statute of limitations plus sixty (60) days. The indemnification obligations in Section 7.1(b)(iii) shall survive the Closing for a period of thirty-six (36) months, at which time they shall terminate and be of no force or effect, subject to Section 7.3(b). The covenants and agreements of the Parties in this Agreement shall survive until fully performed in accordance with their terms. Notwithstanding anything to the contrary herein, claims based on intentional fraud or willful misconduct shall not be subject to any time limits set forth in this Agreement and shall survive indefinitely.

(b)    The indemnities in Section 7.1(a) and Section 7.1(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder. Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(c)    No member of the Purchaser Group shall be entitled to indemnification from Seller for Losses under Section 7.1(b)(i) (except in the case of any breach of, or inaccuracy in, any of the Fundamental Representations which shall not be subject to the Basket) until the Purchaser Group shall first have suffered aggregate Losses under Section 7.1(b)(i) in excess of One Hundred Seventy Thousand Dollars ($170,000) (the “Basket”), in which case Seller shall be obligated to indemnify the members of the Purchaser Group for all such Losses in excess of the Basket, subject to the Cap (if applicable).  The aggregate liability of Seller to the Purchaser Group for Losses under Section 7.1(b)(i) (except in the case of any breach of, or inaccuracy in, any of the Fundamental Representations, which shall not be subject to our count toward the Cap), shall not exceed Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) (the “Cap”).  No member of the Seller Group shall be entitled to indemnification from Purchaser for Losses under Section 7.1(a)(i) (except in the case of any breach of, or inaccuracy in, any of the Fundamental Representations which shall not be subject to the Basket) until the Seller Group shall first have suffered aggregate Losses under Section 7.1(a)(i) in excess of the Basket, in which case Purchaser shall be obligated to indemnify the members of the Seller Group for all such Losses in excess of the Basket, subject to the Cap (if applicable).  The aggregate liability of Seller to the Purchaser Group for Losses under Section 7.1(b)(iii) shall not exceed a separate Two Million Five Hundred Fifty Thousand Dollars ($2,550,000). The aggregate liability of Purchaser to the Seller Group for Losses under Section 7.1(a)(i) (except in the case of any breach of, or inaccuracy in, any of the Fundamental Representations, which shall not be subject to or count toward the Cap), shall not exceed the Cap. Notwithstanding the foregoing, none of the limitations in this Section 7.3(c) (including the Basket, the Cap and the cap on liability for Losses under Section 7.1(b)(iii)) shall apply to any Losses arising out of or resulting from intentional fraud or willful misconduct.

(d)    In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Loss under more than one provision of this Agreement and the various documents delivered in connection with the Closing, or for which an Indemnified Person received the benefits of an adjustment to the Purchase Price pursuant to Section 2.4 hereof.

(e)     For purposes of calculating any Losses resulting from a breach of, or an inaccuracy in, any representation or warranty contained in this Agreement, the terms “material,” “materiality,” “Material Adverse Effect” or similar qualifications contained in such representations and warranties shall be disregarded.

Section 7.4    No Right of Contribution. Seller acknowledges and agrees that the Company Entities shall have no any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any member of the Seller Group whole for or on account of any Losses or any inaccuracy in, or breach of, any representation or warranty or the failure to perform or comply with any covenant, obligation or agreement of Seller, and Seller shall have no right of contribution against the Company Entities.

Section 7.5    Right of Set-Off; Escrow. Purchaser may set-off any amount to which any member of the Purchaser Group may be entitled under this Article 7 against amounts otherwise payable to Seller and/or may give notice of a claim for indemnification under this Article 7 under the Escrow Agreement in accordance with its terms. Neither the exercise of such right of set-off nor the giving of any such notice under the Escrow Agreement will constitute an election of remedies or limit any member of the Purchaser Group in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 8
TAX MATTERS

Section 8.1    Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, value added and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Purchaser. Purchaser and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees required under applicable Law to be filed by such Party, and, if required by applicable Law, the other Party will, and will cause its Affiliates to, at such other Party’s expense, join in the execution of any such Tax Returns and other documentation.

Section 8.2     Cooperation.

(a)    Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Entities and the Assets thereof, including, without limitation, access to the Books and Records, as is reasonably necessary for the filing of all Tax Returns of Seller and the Company Entities which such Party is responsible for preparing in accordance with this Agreement, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and make available to the other Party and to any Taxing Authority as reasonably requested all Tax Returns, work papers, information, records and documents relating to Taxes of the Company Entities for which such other Party or its Affiliates could be liable. Purchaser and Seller shall cooperate as and to the extent reasonably requested by the other Party in connection with any Tax Proceeding involving the Company Entities. Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Seller or any of its Affiliates (or any of its predecessors) other than information relating solely to the Company Entities, the Assets and the calculation of Taxes relating thereto.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to retain copies of all Tax Returns related to the income or operations of the Company Entities for all Pre-Closing Tax Periods and information, records and documents relating to the Taxes and the preparation of Tax Returns for any Pre-Closing Tax Period.

Section 8.3     Tax Returns.

(a)    Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns, including franchise, business privilege and limited liability company Tax Returns of the Company Entities for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date in a manner consistent with the past practice of the Company Entities (or otherwise in a reasonable manner, if there is no such past practice), except as otherwise required by applicable Law. To the extent permitted by applicable Law, all deductions and other income Tax benefits related to the payment or accrual of transaction and bonus arrangements and all other expenses of the Company Entities related to the consummation of the transactions contemplated hereby shall be attributable to the Pre-Closing Tax Period and shall be claimed as current deductions on the Tax Returns of Seller for the Pre-Closing Tax Period. Seller shall deliver or cause to be delivered to Purchaser for its review and comment each such Tax Return sufficiently in advance of the due date for filing such Tax Returns (after giving effect to extensions) to provide Purchaser with a meaningful opportunity to analyze and reasonably comment on such Tax Returns before filing. Seller shall incorporate any reasonable comments provided by Purchaser. Thereafter, Purchaser shall cause the Company Entities to timely file such Tax Returns as prepared by Seller. Purchaser shall cause the Company Entities to pay all Taxes shown as due and owing on such Tax Returns and Seller shall pay to Purchaser the amounts Seller is required to pay pursuant to Section 7.1(b)(iv) hereof in connection with such Tax Returns. Seller shall pay all fees and expenses relating to the preparation of such Tax Returns. Nothing in this Agreement shall be construed to require Seller (or any of its Affiliates) (i) to provide cooperation, documentation or information with respect to Taxes or Tax Returns of Seller or its Affiliates (other than the Company Entities), or (ii) to provide Purchaser (or any of its Affiliates, including the Company Entities) with access to any such documentation, information or records.

(b)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company Entities for any Straddle Period and any non-income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law. Unless impractical taking into account the proximity of the due date of any such Tax Return to the Closing Date, Purchaser shall deliver or cause to be delivered to Seller for Seller’s review and comment each such Tax Return for which Seller could bear liability for under Section 7.1(b)(iv) hereof, sufficiently in advance of the due date for filing such Tax Returns (after giving effect to extensions) to provide Seller with a meaningful opportunity to analyze and reasonably comment on such Tax Returns before filing. Purchaser shall incorporate any reasonable comments provided by Seller that relate to Taxes for which Seller could bear liability for under Section 7.1(b)(iv) hereof. Purchaser shall cause the Company Entities to pay all Taxes imposed on the Company shown as due and owing on such Tax Returns and Seller shall pay to Purchaser the amounts Seller is required to pay pursuant to Section 7.1(b)(iv) hereof in connection with such Tax Returns.

(c)    Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, Purchaser shall not (unless required by applicable Law), with respect to the Company Entities for any Pre-Closing Tax Period: (i) amend, refile or otherwise modify any Tax Return, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax, (iii) apply to any Taxing Authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any Taxing Authority, (iv) make or change any Tax election (including any election under Section 336(e) or Section 338 of the Code, or under any analogous or similar rules in any relevant Tax jurisdiction), (v) file any Tax Return in a jurisdiction where the Company Entities have not previously filed Tax Returns for any Tax period or (vi) take any action or enter into any transaction that would increase the indemnification obligations of Seller under Section 7.1(b).

Section 8.4    Allocation of Taxes. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use or other transaction-based Taxes of the Company Entities for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company Entities for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period after the Closing Date; provided, however, that any such Taxes attributable to any property that was owned by the Company Entities during the Pre-Closing Tax Period, but is not owned by the Company Entities immediately prior to the Closing shall be allocated entirely to the Pre-Closing Tax Period, and any such Taxes attributable to any property that was owned by the Company Entities during the Post-Closing Tax Period, but is not owned by the Company Entities immediately prior to the Closing shall be allocated entirely to the Post-Closing Tax Period. For the avoidance of doubt, all assessments, ad valorem Taxes and property Taxes attributable to the ownership of the Business and any of the Assets during any Tax period beginning and ending on or prior to the Closing Date, whenever assessed and whether or not assessed in arrears (and notwithstanding upon which Party the payment obligation is legally imposed or any prevailing “custom” regarding the “sharing” of any payment thereof), shall constitute Taxes for a Pre-Closing Tax Period for purposes of Section 7.1(b) hereof.

Section 8.5     Tax Refunds.

(a)    Subject to Section 8.5(b), Seller shall be entitled to receive all refunds of or amounts credited against Taxes of the Company Entities (or Taxes paid by the Company Entities on behalf of Seller) for all Pre-Closing Taxable Periods, including any Straddle Period attributable to the period ending as of the Closing Date determined in accordance with the same principles provided for in Section 8.4), except to the extent that such refunds or credits are taken into account in the determination of the Closing Date Net Working Capital. Purchaser shall pay or cause to be paid to Seller the amount of any such refund (without interest, other than interest received from the Taxing Authority), net of: (i) any Taxes imposed with respect to such refund (including any Taxes that would be imposed on a distribution of any portion of such refund to such Purchaser); and (ii) any reasonable Third-Party out-of-pocket expenses that Purchaser, the Company Entities or any of their Affiliates incur (or has incurred or will incur) with respect to such refund (and related interest). The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Taxing Authority (or, if the refund is in the form of a credit, then ten (10) days after filing the Tax Return claiming such credit).

(b)    Nothing in this Section 8.5 shall require that Purchaser make any payment with respect to any refund of Tax (and such refunds shall be for the benefit of Purchaser and the Company Entities) that is with respect to: (i) any refund of any Tax described in Section 7.1(b)(iv) paid after the Closing Date to the extent Seller has not indemnified Purchaser or the Company Entities for or otherwise borne the liability for such Taxes; or (ii) any refund of Tax that gives rise to a payment obligation by the Company Entities to any Person under applicable Law or pursuant to a provision of a Contract or other agreement entered into (or assumed) by the Company Entities on or prior to the Closing Date.

Section 8.6     Tax Proceedings.

(a)    Purchaser or Seller, as the case may be, shall notify the other Party within twenty (20) days after receipt by such Party or any of its Affiliates of written notice of any Tax Proceeding relating to Taxes for which such other Party or its Affiliates may be responsible under Section 7.1(a), Section 7.1(b) or Section 8.1. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)    Seller shall have the right to control, at its own expense, any Tax Proceeding in respect of the Company Entities for any Pre-Closing Tax Period (other than any Straddle Period) to the extent that Seller is reasonably likely to be obligated to indemnify Purchaser for a significant portion of any resulting Taxes or other related Losses under Section 7.1(b); provided, however, that: (i) Purchaser shall have the right, at its own expense, to participate in any such Tax Proceeding; (ii) Seller shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding; and (iii) in the event that such Tax Proceeding could reasonably be expected to give rise to a Tax or related Loss for which Seller is not obligated to indemnify under Section 7.1(b), Seller shall consult with Purchaser in good faith concerning the appropriate strategy for contesting such Tax Proceeding and shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Purchaser, at its own expense, may control and contest any Tax Proceeding for which Seller would otherwise have the right to control under this Section 8.6(b) if Seller declines or fails to control such Tax Proceeding; provided, further, however, that if Purchaser exercises its right to control any Tax Proceeding under the preceding clause, then Purchaser shall: (A) provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding; (B) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; and (C) consult with Seller in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(c)    Purchaser shall have the right to control, at its own expense, any Tax Proceeding in respect of the Company Entities for any Straddle Period; provided, however, that: (i) Seller shall have the right, at its sole cost and expense, to participate in any such Tax Proceeding; (ii) Purchaser shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding; and (iii) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could reasonably be expected to affect Seller’s or any of its owners’ liability for Taxes; provided, further, that Seller, at its own expense, may control and contest any Tax Proceeding for which Purchaser would otherwise have the right to control under this Section 8.6(c) if Purchaser fails or declines to contest such Tax Proceeding; provided, further, however, that if Seller exercises its right to control and contest any Tax Proceeding under the preceding clause, then Seller shall: (A) provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding; and (B) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.7    Retention. Purchaser shall cause the Company Entities to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any Pre-Closing Tax Period or Straddle Period until the earlier of: (a) the sixth (6th)-year anniversary of the Closing Date; and (b) the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and, if requested by Seller in writing, allow Seller to take possession of such books and records prior to destroying or discarding any such books and records of the Company Entities.

Section 8.8     Characterization of Certain Payments. The Parties agree that any payments made pursuant to Article 7, this Article 8, or Section 2.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 8.9     Tax Treatment; Purchase Price Allocation.

(a)    The Parties acknowledge and agree that for federal and all applicable state and local income tax purposes, the purchase and sale of the Purchased Interests shall be treated as a taxable acquisition, by purchase, of the Assets from Seller.

(b)    Within thirty (30) days after the determination of final Aggregate Adjustment pursuant to Section 2.4, Purchaser shall provide Seller with a completed schedule allocating the consideration among the Assets (the “Asset Allocation”) in accordance with the methodology reflected on Schedule 8.9(b) (the “Allocation Methodology”), for Seller’s review, comment, and approval. Seller shall notify Purchaser of any objections to the Asset Allocation within thirty (30) days of receipt of the Asset Allocation, and Purchaser and Seller shall endeavor to resolve such objections in good faith. If Purchaser and Seller agree to an Asset Allocation pursuant to this Section 8.9(b), Purchaser and Seller shall file all Tax Returns and information reports in a manner consistent with the Asset Allocation, and any increase or decrease in the Purchase Price after the Closing shall be allocated in the same manner. A Party may change such allocations only as may be required by a final determination as defined in Section 1313 of the Code.

(c)    Without the prior written consent of Purchaser, Seller shall not, to the extent it may affect, or relate to, the Company Entities, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company Entities in respect of any Post-Closing Tax Period. Seller agrees that Purchaser is to have no liability for any Tax resulting from any such action and agrees to indemnify and hold harmless each member of the Purchaser Group (including, after the Closing, the Company) against any such Tax or reduction of any Tax asset.

ARTICLE 9
  MISCELLANEOUS

Section 9.1     References and Rules of Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; and (e) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Unless the context otherwise requires, references herein: (i) to articles, sections, and exhibits mean the articles and sections of, and exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America. The exhibits and schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. Whenever the words “made available to Purchaser” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were made available to Purchaser and posted in the Data Room at least two (2) Business Days prior to, and through, the Closing Date. The Parties acknowledge that: (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby; (b) this Agreement is the result of arms-length negotiations from equal bargaining positions; and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a Contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 9.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by national overnight courier service or by registered or certified mail (with return receipt requested), postage prepaid with regard to all notices of claims and demands, or alternatively for all other notices, by e-mail (with confirmed receipt), as follows:

If to Seller

H Enterprises International, LLC

c/o Nora Q. O’Leary
5103 Arden Avenue
Minneapolis, MN 55424
E-mail: noleary@heii.us and noraquinlanoleary@gmail.com

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

50 South Sixth Street
Minneapolis, MN 55402
Attn: William A. Jonason
Facsimile: (612) 340-7800

E-mail: jonason.bill@dorsey.com

If to Purchaser or the Company:

Crown Crafts, Inc.

916 South Burnside Avenue

Gonzales, LA 70737
Attn: Olivia Elliott, Chief Executive Officer
Facsimile: (225) 647-9112

E-mail: oelliott@crowncrafts.com

With a copy to (which shall not constitute notice):

Smith, Gambrell & Russell LLP

1105 W. Peachtree Street, N.E.

Suite 1000

Atlanta, GA 30309
Attn: David G. Thunhorst
Facsimile: (404) 815-3576

E-mail: dthunhorst@sgrlaw.com

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 9.3    Costs and Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 9.4     Governing Law; Jurisdiction.

(a)    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. Each of the Parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if such court does not have subject matter jurisdiction over such action or proceeding, then the federal courts of the United States of America located in the City of Wilmington in the State of Delaware), in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims under any theory of liability in respect of such action or proceeding may be heard and determined in, any such court and agrees not to bring any action or proceeding arising out of, or relating to this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)    THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (i) ARISING UNDER THIS AGREEMENT; OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN EXECUTED COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.5    Specific Performance. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (whether or not such breach is material or willful). It is accordingly agreed that the Parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereto hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

Section 9.6    Disclosure Schedules Generally. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement. The inclusion of any information or disclosure in the Disclosure Schedule shall not be deemed an admission that such information is relevant or material for purposes of this Agreement or that such information has had or would have a Material Adverse Effect. The inclusion of any information or disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall not be construed as an admission (including to any Third Party or Governmental Authority) or that any such breach or violation exists or has actually occurred.

Section 9.7     Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by Seller or Purchaser, as applicable. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and executed by the Party against whom the waiver is to be effective.

Section 9.8     Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void; provided, however, that Purchaser may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 9.9   Entire Agreement. This Agreement (including the Appendix, Exhibits and Disclosure Schedule attached hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 9.10  Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 9.11   No Third-Party Beneficiaries. Except for the rights expressly provided in Section 6.2 and Article 7 to the Persons described therein, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the persons hereto and their respective successors and permitted assigns and they shall not be construed as conferring any rights on any other persons.

Section 9.12    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties intend that each and every such date and time be the firm and final date and time, as agreed, except otherwise agreed by the parties in writing.  Time is of the essence in this Agreement.

Section 9.13   Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 9.14     Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

Section 9.15     Counterparts. This Agreement and the Ancillary Agreements may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 9.16      Conflict Waiver; Attorney-Client Privilege.

(a)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)    Dorsey & Whitney LLP has acted as counsel to Seller and its Affiliates (not including the Company) (collectively, the “Seller Group”) and the Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Dorsey & Whitney LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)    Purchaser shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.16(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)    All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Purchaser or the Company. Accordingly, Purchaser and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Purchaser nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Purchaser’s counsel, then Purchaser shall immediately (and, in any event, within five (5) days) notify Seller in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company's files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Purchaser agrees that after Closing none of Purchaser, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c)    This Section 9.16 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

Section 9.17   Independent Investigation. Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of both of the Company Entities, and that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company Entities for such purpose. Purchaser acknowledges that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Articles 3 and 4 of this Agreement (including the related portions of the Disclosure Schedules) For the avoidance of doubt, the disclaimers of Purchaser contained in Section 9.17 apply solely to limit the representations and warranties that may form the basis of a claim for breach of this Agreement, and are not intended and shall not be construed to preclude or otherwise limit a claim by Purchaser based on the intentional fraud of the Seller or either of the Company Entities.

[Signature Page Follows]

IN WITNESS WHEREOF, this Equity Purchase Agreement has been signed by each of the Parties on the date first above written.

SELLER:
H ENTERPRISES INTERNATIONAL, INC.

By:	/s/ Nora Quinlan O’Leary
Name:	Nora Quinlan O’Leary
Title:	President

PURCHASER:

CROWN CRAFTS, INC.

By:	/s/ Olivia Elliott
Name:	Olivia Elliott
Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN EQUITY PURCHASE AGREEMENT, DATED AS OF March 17, 2023, BETWEEN SELLER AND PURCHASER.

DEFINITIONS

“Accounting Arbitrator” means the Dallas office of RSM (or such other office of RSM agreed to by the parties), so long as RSM is not then providing (and has not in the prior two (2) years provided) services to Purchaser, Seller, the Company Entities, or any of their Affiliates, or if such firm is providing services to Purchaser, Seller, the Company Entities, or any of their Affiliates, or is unable or unwilling to act in such capacity, the accounting firm selected by mutual agreement of Purchaser and Seller; provided, however, that if Purchaser and Seller cannot mutually agree on the accounting firm to be the Accounting Arbitrator, Purchaser and Seller shall each submit to their respective accountants the name of a nationally recognized accounting firm which does not at the time provide services to Purchaser, Seller, the Company Entities, or any of their Affiliates, and their respective accountants will select the Accounting Arbitrator (who shall not, at the time, provide services to Purchaser, Seller, the Company Entities or any of their Affiliates) from such names.

“Accounts Receivable Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Accounts Receivable Escrow Fund” has the meaning set forth in Section 2.5(b).

“Accounts Receivable Overage” has the meaning set forth in Section 2.7(a).

“Accounts Receivable Shortfall” has the meaning set forth in Section 2.7(a).

“Adjusted Closing Date Accounts Receivable” has the meaning set forth in Section 2.7(a).

“Affiliate” means, with respect to any non-natural Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person specified. For the avoidance of doubt, the officers of Seller shall be deemed to be Affiliates of Seller.

“Aggregate Adjustment” means the amount, which may be a positive or a negative number, by which the Purchase Price shall be adjusted equal to the sum of:

(a)         the Net Working Capital Adjustment;

(b)         plus the Cash and Cash Equivalents;

(c)         less the Closing Debt; and

(d)         less the Closing Transaction Fees and Expenses.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Ancillary Agreements” means the Escrow Agreement and the Membership Interests Assignment.

“Annual Financial Statements” has the meaning set forth in Section 4.5(a).

“Applicable Accounting Principles” means the accounting practices and procedures used by the Company in the preparation of the most recent Interim Financial Statements (except to the extent inconsistent with GAAP, in which event the accounting practices and procedures and presentation shall be in accordance with GAAP).

“Applicable Insurance Policy” has the meaning set forth in Section 6.8.

“Applicable Rate” means the rate of interest from time to time announced publicly by JP Morgan Chase & Co. as its prime rate.

“Asset Allocation” has the meaning set forth in Section 8.9(b).

“Assets” means all of the assets, properties and rights of the Company Entities that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, or necessary for the conduct of, the Business and all of the properties and assets, real or personal, tangible or intangible, of the Company Entities reflected on the Interim Balance Sheet and all of the properties and assets, real or personal, tangible or intangible, of the Company Entities acquired since the Balance Sheet Date (other than property or assets disposed of in the Ordinary Course of Business or as contemplated by this Agreement).

“Assigned Receivable” has the meaning set forth in Section 2.7(e).

“Balance Sheet Date” means December 31, 2022.

“Basket” has the meaning set forth in Section 7.3(c).

“Books and Records” has the meaning set forth in Section 4.19(a).

“Business” means the business and operations of the Company Entities, which business and operations include designing, manufacturing, marketing, distributing and selling toys, dolls and plush products.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Cap” has the meaning set forth in Section 7.3(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and all regulations and guidance issued by a Governmental Authority with respect thereto, as in effect on the date hereof.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Company Entities as of the Effective Time, including all certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments, less (a) all Outstanding Items; (b) cash in reserve accounts or cash escrow accounts, custodial cash, restricted cash, security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose; and (c) bank overdrafts, determined in accordance with GAAP.

“Casualty Loss” means any casualty loss or damage to any tangible Asset that occurs prior to the Closing Date, other than with respect to tangible Assets that have been fully repaired or replaced with equivalent assets as of the Closing Date.

“Central Time” means the central time zone of the United States of America.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Claim Notice” has the meaning set forth in Section 7.2(b).

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.6(a).

“Closing Date Accounts Receivable” has the meaning set forth in Section 2.7(a).

“Closing Date Net Working Capital,” which may be a positive or negative number, means an amount equal to the total current Assets of the Company Entities (other than Cash and Cash Equivalents) as properly reflected in the general ledger accounts of the Company Entities specified on Schedule I minus the total current liabilities of the Company Entities (other than Debt and Transaction Fees and Expenses, and other than liabilities recorded pursuant to ASC 842) as properly reflected in the general ledger accounts of the Company specified on Schedule I, in each case as of the Effective Time, as determined in accordance with the Applicable Accounting Principles. Schedule I sets forth an illustrative calculation of the Closing Date Net Working Capital as of the Balance Sheet Date as if the Balance Sheet Date were the Closing Date and using the Applicable Accounting Principles to be used in calculating the Closing Date Net Working Capital hereunder.

“Closing Date Payment” has the meaning set forth in Section 2.3(b)(i).

“Closing Debt” means the Debt of the Company Entities as of the Effective Time, as determined in accordance with the Applicable Accounting Principles.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Closing Transaction Fees and Expenses” means the Transaction Fees and Expenses as of the Effective Time.

“COBRA” means the requirements of Subtitle B of Title I of ERISA and Part 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Accounts Receivable” has the meaning set forth in Section 2.7(a).

“Collection Period” has the meaning set forth in Section 2.7(a).

“Company” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Company Contracts” has the meaning set forth in Section 4.9(a).

“Company Employee” means any employee of the Company Entities.

“Company Entities” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.11(a).

“Competing Business” means any Person engaged in a business that is substantially similar to, or the same as, any of the activities constituting the Business as conducted on the Effective Date, and only that portion of the business that is in competition with the Business as conducted on the Effective Date.

“Confidential Information” has the meaning set forth in Section 6.3.

“Consumer Protection, Privacy and Information Security Laws” means all applicable Laws and regulations concerning the Processing, protection, privacy or security of Personal Data and consumer protection, website and mobile application privacy policies and practices, social security number protection, data breach notification, and unfair competition and deceptive trade practices, as the same may be amended from time to time, including the United Kingdom Data Protection Act of 2018 (the “UK DPA”), the General Data Protection Regulation 2016/679 (the “GDPR”), Federal Trade Commission Act, Federal Trade Commission regulations and guidelines, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, Health Insurance Portability Accountability Act, Gramm Leach Bliley Act, and California Consumer Privacy Act as amended by the California Privacy Rights Act (as amended, the “CCPA”).

“Continuing Employee” has the meaning set forth in Section 6.5(a).

“Contract” means any contract, instrument, agreement, agreement in principle, lease, sublease, purchase order, order confirmation, note, bond, indenture, deed of trust, mortgage or loan agreement, subcontract, license, sublicense or other binding arrangement, commitment, understanding or obligation, whether written or oral, and any amendments, modifications, supplements, exhibits, schedules, addenda, statements of work, purchase and sales orders thereto, to which a Person is party, whether oral or written.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Data Room” means the electronic documentation management and sharing site established and maintained on behalf of Seller and the Company Entities in connection with the transactions contemplated by this Agreement.

“Debt” means, without duplication, all: (a) indebtedness of the Company Entities for borrowed money; (b) indebtedness of the Company Entities evidenced by a note, bond, debenture or other similar security; (c) obligations under leases of the Company Entities that are required to be capitalized in accordance with GAAP (which, for these purposes, shall not include liabilities recorded pursuant to ASC 842); (d) overdrafts of the Company Entities; (e) obligations of the Company Entities with respect to interest rate, currency or exchange obligations, swaps, hedges or similar arrangements; (f) liabilities under letters of credit (whether or not drawn), banker’s acceptance or similar credit transaction; (g) obligations issued or assumed as the deferred purchase price of property or services, any conditional sale obligations of the Company Entities, any contingent payment or “earnout” obligations and any obligations of the Company Entities under any title retention agreement (but in each case, excluding trade accounts payable and other accrued expenses or liabilities to the extent such trade accounts payable and other accrued expenses or liabilities are properly included in the calculation of the Closing Date Net Working Capital); (h) non-compete payment obligations of the Company Entities; (i) obligations under pension plans for the underfunding thereof or any withdrawal liability with respect to any pension plan; (j) deferred compensation and/or severance obligations with respect to former employees, agents or consultants of the Company Entities or deferred compensation obligations with respect to current employees, agents or consultants of the Company Entities that are payable, but, in each case, only to the extent such amounts are not properly included in the calculation of the Closing Date Net Working Capital or Transaction Fees and Expenses; (k) any obligations of the type referred to in clauses (a) through (j) above of any other Persons for the payment of which the Company Entities are responsible or liable, as obligor, guarantor, surety or otherwise, or secured by any Lien on any of the Assets (whether or not the obligation secured thereby is assumed by the Company Entities); (l) accrued but unpaid interest, premiums, penalties, fees and other amounts for the items referred to in clauses (a) through (j) above, including any premiums and penalties and breakage costs associated with prepaying any such indebtedness or other similar amounts; and (m) declared, but unpaid, dividends or distributions payable to Seller.

“Disclosure Schedule” has the meaning set forth in the preamble to Article 3.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Effective Time” has the meaning set forth in Section 2.6(a).

“Employee Plan” has the meaning set forth in Section 4.18(a).

“Employment Agreement” has the meaning set forth in Section 4.16(a).

“Employment Laws of England and Wales” means all laws applying in England and Wales from time to time which affect contractual or other relations between an employer and their employees or workers including (but not limited to) all legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) which, in either case, are enforceable against the Company or the Subsidiaries by any Employee or Worker.

“Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, natural resources, flora and fauna, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Claim” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, investigation, notice of liability or potential liability, notice of violation, warning notice, infraction, directive, fine, penalty, injunctive relief, request for information, complaint, lawsuit or other legal proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the business or assets of the Company or relating to any real property currently or formerly owned, leased, operated or used by the Company, including the presence or Release of, or exposure to, any Hazardous Materials; or any actual or alleged non-compliance with, or liability or potential liability under, any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, issued by any Governmental Authority and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected, Hazardous Materials or property damage, natural resources damage or personal injury caused by any Hazardous Material.

“Environmental Notice” means any written directive, notice of violation, information request, infraction, notice, warning notice or a communication respecting any Environmental Claim, any Hazardous Material compliance or non-compliance with, or liability or potential liability under, or compliance or non-compliance with any Environmental Law or any term or condition of any Environmental Permit, including any notice relating to potentially responsible party status at any CERCLA site or any site that appears on a state or local listing of contaminated property.

“Environmental Permit” means any Permit, letter, waiver or exemption, which is issued, granted, given or made pursuant to Environmental Law by a Governmental Authority.

“Equity Interests” means capital stock, shares, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means: (a) Equity Interests; (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any Equity Interests; and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company, is treated as a single employer under Sections 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.5(a).

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Estimated Aggregate Adjustment” means the amount, which may be a positive or a negative number, by which the Purchase Price shall be adjusted equal to the sum of:

(a)         the Estimated Net Working Capital Adjustment;

(b)         plus the Estimated Cash and Cash Equivalents;

(c)         less the Estimated Debt; and

(d)         less the Estimated Transaction Fees and Expenses.

“Estimated Cash and Cash Equivalents” means the Cash and Cash Equivalents taken into account in calculating the Closing Date Payment.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Debt” means the Debt of the Company Entities taken into account in calculating the Closing Date Payment.

“Estimated Net Working Capital Adjustment” means the amount, which may be a positive or a negative number, obtained by subtracting the Target Net Working Capital from Seller’s good faith estimate of the Closing Date Net Working Capital.

“Estimated Transaction Fees and Expenses” means the Transaction Fees and Expenses taken into account in calculating the Closing Date Payment.

“FCPA” has the meaning set forth in Section 4.25(b).

“Final Adjustment Amount” means the amount of the Aggregate Adjustment as agreed upon by Purchaser and Seller or as finally determined by the Accounting Arbitrator pursuant to Section 2.4(c), as the case may be.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fundamental Representations” means the representations and warranties in Section 3.1 (Title to Purchased Interests), Section 3.2 (Authorization and Enforceability), Section 3.6 (Brokers’ Fees), Section 4.1 (Existence and Qualification), Section 4.3 (Capitalization; Subsidiaries), Section 4.12 (Brokers’ Fees), Section 4.29(a) (Title of Assets), Section 5.1 (Existence and Qualification), Section 5.2 (Authorization and Enforceability) and Section 5.4 (Brokers’ Fees).

“Funds Flow Memorandum” has the meaning set forth in Section 2.3(b).

“GAAP” means U.S. generally accepted accounting principles as interpreted as of the Effective Date Agreement.

“General Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Governing Documents” means, with respect to any non-natural Person, such Person’s: (a) articles of incorporation and bylaws (or comparable documents) if a corporation; (b) articles of organization and operating agreement (or comparable documents) if a limited liability company; (c) certificate of limited partnership and limited partnership agreement (or comparable documents) if a limited partnership; or (d) charter or similar document adopted or filed in connection with the creation, formation or organization of such Person (including any trust agreement); and (e) any amendment or restatement of any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, instrumentality, department, board, commission or entity, or any self-regulated organization or other non-governmental regulatory authority or entity or quasi-governmental authority or entity, or any arbitrator, court or tribunal of competent jurisdiction or any similar body exercising executive, legislative, judicial, police, regulatory, taxing, importing or administrative functions.

“Governmental Order” means any order, judgment, ruling, injunction, assessment, award, determination, decree or writ, in each case, entered by any Governmental Authority.

“Hazardous Materials” means any “hazardous substance” as that term is defined and regulated under CERCLA and its implementing regulations, 42 U.S.C. § 9601 et seq.; any “hazardous material,” used in the workplace as that term is defined and regulated under the Occupational Safety and Health Act of 1970, as amended, and its implementing regulations, 29 U.S.C. § 651, et seq.; any “hazardous waste” as that term is defined and regulated under the Resource Conservation and Recovery Act, as amended, and its implementing regulations (“RCRA”), 42 U.S.C. § 9601, et seq.; any “solid waste” as that term is defined and regulated under RCRA and its implementing regulations; any “toxic substance” as that term is defined and regulated under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. § 2601 et seq.; any “pollutant” as that term is defined and regulated under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. § 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Environmental Law worker safety, human health or the Environment, including oil, petroleum because of its effect on products, radon, radioactive materials or wastes, friable asbestos, friable asbestos-containing materials, lead or lead-containing materials, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation and polychlorinated biphenyls.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.3(b)(ii).

“Indemnification Escrow Fund” has the meaning set forth in Section 2.5(b).

“Indemnified Person” has the meaning set forth in Section 7.2(a).

“Indemnifying Person” has the meaning set forth in Section 7.2(a).

“Insurance Advisors” has the meaning set forth in Section 6.8.

“Insurance Policies” has the meaning set forth in Section 4.15(a).

“Intellectual Property” means all of the following, and all rights of any kind or nature arising from or associated with the following, whether created, protected or arising under the Laws of the United States or any other jurisdiction: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks and service marks (whether registered or unregistered), trade dress, logos, slogans and trade names, corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (whether published or unpublished), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all internet domain names, IP addresses, UPC codes, website content and rights in telephone numbers; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (g) all Software; (h) all other proprietary rights; (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (j) all goodwill associated with any of the foregoing; (k) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder; (l) all remedies against infringement of any of the foregoing, including the right to commence actions and collect damages in respect to past acts of infringement; and (m) all rights to protection of interests in any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Internal Controls” has the meaning set forth in Section 4.5(c).

“IT Systems” has the meaning set forth in Section 4.11(g).

“Knowledge of Purchaser” means the actual knowledge of Purchaser’s CEO and CFO, after due inquiry of Purchaser’s personnel reasonably expected to be aware of such matters with respect to which the specific reference to knowledge relates.

“Knowledge of Seller,” or any other similar knowledge qualification, means, with respect to matters relating to Seller, the actual knowledge of Nora O’Leary or Susan Lewis, after due inquiry of the personnel of Seller reasonably expected to be aware of such matters with respect to which the specific reference to knowledge relates.

“Knowledge of the Company,” or any other similar knowledge qualification, means the actual knowledge of Nora O’Leary or Susan Lewis, after due inquiry of the personnel of the Company Entities reasonably expected to be aware of such matters with respect to which the specific reference to knowledge relates.

“Laws” means all statutes, laws, ordinances, codes, Governmental Orders, constitutions, treaties, common law, Permits, rules or regulations or other legal requirements of any Governmental Authority and all of such Governmental Authority’s interpretations thereof.

“Leased Personal Property” has the meaning set forth in Section 4.14.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Liability” means any liability (whether know or unknown, whether asserted or unasserted, whether absolute or continent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any lien, security interest, pledge (including any negative pledge), easement, restrictive covenant, mortgage, deed to secure debt, charge, deed of trust, purchase option, right of first refusal or first offer, conditional sales agreement, preemptive right, servitude, proxy, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way, encumbrance or other right of third parties (including any Government Authority) of any kind or nature whatsoever, including any Tax lien.

“Listed Intellectual Property” has the meaning set forth in Section 4.11(a).

“Losses” means any and all Liabilities, damages, fines, fees, penalties, deficiencies, claims, losses, demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of any Proceeding or of any default or assessment (including those arising or incurred in enforcing a party’s rights under this Agreement)), if such Losses are required to be paid to a third party (including any Governmental Authority) pursuant to a Third Party Claim.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” or “spyware” (as such terms are commonly understood in the software industry) or any other code, designed or intended to have, or that could reasonably be expected to be capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means an event, change, effect, development, condition, fact or occurrence that results, or could reasonably be expected to result, in a material adverse effect on: (a) the financial condition, business, prospects, Assets or Liabilities (including contingent liabilities) or results of operations of the Company Entities, taken as a whole; or (b) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in a timely manner; provided, however, that the term “Material Adverse Effect” shall not include effects resulting from: (i) general changes in industry or economic conditions; (ii) general changes in political conditions, including any engagements of or escalations in hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security, other than those causing material damage to the business or the assets of the Company Entities; (iii) any change in applicable Laws or in regulatory policies; (iv) general changes in the national or international financial or securities markets, including interest rates or currency exchange rates; (v) any change to GAAP or the interpretation thereof; (vi) effects of weather, meteorological events, natural disasters or other acts of God, other than those causing material damage to the business or the assets of the Company Entities; (vii) any actions required by this Agreement and the transactions contemplated hereby or any action consented to or requested to be taken by Purchaser, or (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies, except with respect to clauses (i), (ii), (iii) and (iv), to such event, change, effect, development, condition or occurrence has a disproportionate impact on the Company Entities compared to other companies in the industry in which the Company operates.

“Material Permits” has the meaning set forth in Section 4.8(b).

“Membership Interests Assignment” has the meaning set forth in Section 2.6(b)(i).

“Money Laundering Laws” has the meaning set forth in Section 4.25(d).

“MTE” has the meaning set forth in the first WHEREAS clause of this Agreement.

“MTE Employee” means any person employed by MTE under a contract of employment.

“MTE Worker” means any person who personally performs work for MTE but who is not an MTE Employee, in business on their own account or in a client/customer relationship.

“Multiemployer Plan” has the meaning set forth in Section 4.18(e).

“Net Working Capital Adjustment” means the amount, which may be a positive or a negative number, obtained by subtracting the Target Net Working Capital from the Closing Date Net Working Capital. Schedule I sets forth is an illustrative calculation of the Net Working Capital Adjustment as of the Balance Sheet Date as if the Balance Sheet Date were the Closing Date.

“Ordinary Course of Business” means the ordinary course of business of the Company Entities as presently conducted, consistent with past custom and practice of the Company Entities, including with regard to nature, frequency and magnitude.

“Outstanding Items” means all check or drafts or wire transfers written or sent (as applicable) by the Company Entities but which have not been paid (i.e., cashed and cleared in case of a check or draft and cleared in the case of a wire transfer) as of the Effective Time.

“Owned Intellectual Property” has the meaning set forth in Section 4.11(c).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.6(b)(v).

“Permit” means any permit, license, franchise, consent, qualification, clearance, variance, exemption, approval, certificate, registration or authorization issued, granted, or given by any Governmental Authority.

“Permitted Liens” means:

(a)         Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(b)         easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property; and

(c)         mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable and for which appropriate reserves have been established.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity.

“Personal Data” means: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information, user or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information, can reasonably be used to identify such natural Person or household (for Persons who are residents of California) or enables access to such Person’s financial information; (b) any information relating to a natural Person, device, or household (for Persons who are residents of California) that can reasonably be identified, directly or indirectly, including information by reference to an identifier such as a name, an identification number, location data, online identifier, voice, likeness or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person; (c) all personal data uploaded or otherwise provided by or on behalf of the Company’s or MTE’s users, or stored by such users on any medium provided or controlled by the Company or MTE; and (d) “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Consumer Protection, Privacy and Information Security Laws.  Any information created or Processed by the Company that is based on or combined with Personal Data shall also be deemed to be Personal Data, except to the extent it has been de-identified (or otherwise changed) and no longer constitutes “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under applicable Consumer Protection, Privacy and Information Security Laws.

“Personal Property Leases” has the meaning set forth in Section 4.14.

“Personal Property Lessor” has the meaning set forth in Section 4.14.

“Pre-Closing Insured Event” has the meaning set forth in Section 6.8.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Agreements” has the meaning set forth in Section 4.11(i).

“Privileged Communications” has the meaning set forth in Section 9.16(b).

“Proceedings” means any action, cause of action, suit, claim, audit, assessment, demand, examination, notice of violation, grievance, hearing, charge, citation, summons, subpoena, arbitration, mediation, proceeding or investigation of any nature (whether civil, criminal, administrative, judicial, regulatory or otherwise) whether at law or in equity and whether public or private, including those brought, conducted or heard by or before, or otherwise including, any Governmental Authority).

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Processor” means any Person which Processes Personal Data on behalf of a third party, including: (a) a “data processor” as defined under the GDPR; (b) a “service provider” as defined under the CCPA; and (c) any similar term under applicable Consumer Protection, Privacy and Information Security Laws.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means, collectively, Purchaser, its Affiliates (including the Company and MTE after the Closing), and each of their respective successors and their respective shareholders, officers, directors, members, managers, partners, employees and agents and other Representatives and each of the heirs, executors, successors and assigns of each of the foregoing.

“RCRA” has the meaning set forth in the definition of Hazardous Materials.

“Realty Lease” has the meaning set forth in Section 4.13(b)(i).

“Realty Lessor” has the meaning set forth in Section 4.13(b)(i).

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials.

“Remaining Indemnity Escrow Funds” has the meaning set forth in Section 2.5(d).

“Representatives” means: (a) partners, employees, officers, directors, managers, members, equity owners and counsel of a Party or any of its Affiliates; and (b) any consultant, attorney, accountant or agent retained by a Party or the Persons listed in subsection (a) above.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“Retention Agreements” shall mean the Retention Agreements set forth on Section 4.16(a) of the Disclosure Schedule.

“SEC” has the meaning set forth in Section 6.9.

“Security Incident” means accidental or unauthorized intrusions, breaches or incidents involving the security, confidentiality, integrity or availability of any of the IT Systems, Confidential Information, Personal Data, electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company or MTE at any time (“Company Databases”), or other Personal Data stored or contained therein or accessed or Processed thereby, by any Person, including the Company’s or MTE’s employees and contractors, including any: (a) unauthorized, accidental or unlawful loss, access, use, disclosure, disablement, corruption, interruption, acquisition, intrusion, modification, damage, destruction or Processing of any Personal Data; (b) Malicious Code into Company or MTE Software, IT Systems, Company Databases; or (c) impacting Personal Data, or Confidential Information contained therein or accessed or Processed thereby.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means, collectively, Seller, its Affiliates (except for the Company Entities), and each of their respective successors and their respective shareholders, officers, directors, members, managers, partners, employees and agents and other Representatives and each of the heirs, executors, successors and assigns of each of the foregoing.

“Seller Group Law Firm” has the meaning set forth in Section 9.16(a)(i).

“Software” means computer software programs and software systems and licenses related thereto, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person: (a) of which the first Person owns directly or indirectly more than fifty percent (50%) of the equity interest; (b) of which the first Person or any other Subsidiary of the first Person is a general partner; or (c) of which securities or other Purchased Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tail Policies” has the meaning set forth in Section 6.7.

“Target Net Working Capital” means Thirteen Million, Seven Hundred Fifty Thousand Dollars ($13,750,000).

“Tax” or “Taxes” means all federal, state, local, and foreign income, net income, gross income, capital gains, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, net receipts, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated, leasing, lease, natural resources, gaming, goods and services, fuel, interest equalization, recording, turnover, escheat or unclaimed or abandoned property obligations, or other similar tax, duty, fee, assessment or other governmental charges or deficiencies thereof (including all interest and penalties thereon and additions thereto), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Proceeding” means any audit, examination, investigation, assessment, claim or litigation by a Taxing Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing or claim for refund (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority with respect to any Tax.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Territory” has the meaning set forth in Section 6.4(a).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 7.2(b).

“Top Customers” has the meaning set forth in Section 4.26(b).

“Top Suppliers” has the meaning set forth in Section 4.26(a).

“Transaction Fees and Expenses” means: (a) unpaid fees and expenses incurred by the Company Entities or Seller on, before or in connection with the Closing relating to the sale of the Purchased Interests or the transactions contemplated by this Agreement, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses; (b) all amounts payable by the Company Entities (including the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes incurred by or to be incurred by the Company Entities in connection with the payment thereof) under “change of control,” retention, transaction bonus, termination, compensation, severance or other similar arrangements to the extent resulting from the consummation of the transactions contemplated by this Agreement that are unpaid upon consummation of the Closing, including payments under the Retention Agreements; (c) the cost and expense of the Tail Policy required to be purchased pursuant to Section 6.7 to the extent not paid or not reflected in the Closing Date Net Working Capital; (d) to the extent not reflected in the Closing Date Net Working Capital any amounts payable by the Company Entities to Seller or any Affiliate of Seller; and (e) payments or transfer fees required by any third party (including licensors) in connection with the transactions contemplated by this Agreement, including any fees necessary to permit the Company Entities to continue to use any licenses or benefit from any Company Contracts following the Closing.

“Transaction Invoices” has the meaning set forth in Section 2.6(b)(x).

“Transfer Taxes” has the meaning set forth in Section 8.1.

“Treasury Regulations” means the final and temporary treasury regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 4.17(b).